UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Logitech International S.A.
(Name of Registrant as Specified In Its Charter)

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July 26, 2017
To our shareholders:
You are cordially invited to attend Logitech’s 2017 Annual General Meeting. The meeting will be held on Tuesday, September 12, 2017 at 2:00 p.m. at the SwissTech Convention Center, EPFL, in Lausanne, Switzerland.
Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, instructions on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers, and other relevant information.
Whether or not you plan to attend the Annual General Meeting, your vote is important.
Thank you for your continued support of Logitech.

Guerrino De Luca
Chairman of the Board

LOGITECH INTERNATIONAL S.A.
Invitation to the Annual General Meeting
Tuesday, September 12, 2017
2:00 p.m. (registration starts at 1:30 p.m.)
SwissTech Convention Center, EPFL – Lausanne, Switzerland
*****
AGENDA

A.	Reports
Report on Operations for the fiscal year ended March 31, 2017

B.	Proposals

1.	Approval of the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2017

2.	Advisory vote to approve executive compensation

3.	Advisory vote on the frequency of future advisory votes on executive compensation

4.	Appropriation of retained earnings and declaration of dividend

5.	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2017

6.	Elections to the Board of Directors

6.A.	Re-election of Dr. Patrick Aebischer

6.B.	Re-election of Dr. Edouard Bugnion

6.C.	Re-election of Mr. Bracken Darrell

6.D.	Re-election of Ms. Sally Davis

6.E.	Re-election of Mr. Guerrino De Luca

6.F.	Re-election of Ms. Sue Gove

6.G.	Re-election of Mr. Didier Hirsch

6.H.	Re-election of Dr. Neil Hunt

6.I.	Re-election of Mr. Dimitri Panayotopoulos

6.J.	Re-election of Dr. Lung Yeh

6.K.	Election of Ms. Wendy Becker

6.L.	Election of Ms. Neela Montgomery

7.	Election of the Chairman of the Board

8.	Elections to the Compensation Committee

8.A.	Re-election of Dr. Edouard Bugnion

8.B.	Re-election of Ms. Sally Davis

8.C.	Re-election of Dr. Neil Hunt

8.D.	Re-election of Mr. Dimitri Panayotopoulos

9.	Approval of Compensation for the Board of Directors for the 2017 to 2018 Board Year

10.	Approval of Compensation for the Group Management Team for fiscal year 2019

11.	Re-election of KPMG AG as Logitech’s auditors and ratification of the appointment of KPMG LLP as Logitech’s independent registered public accounting firm for fiscal year 2018

12.	Re-election of Ms. Béatrice Ehlers as Independent Representative
Apples, Switzerland, July 26, 2017
The Board of Directors

Questions and Answers about The Logitech 2017 Annual General Meeting
General Information for All Shareholders

WHY AM I RECEIVING THIS “INVITATION AND PROXY STATEMENT”?
This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada this Invitation and Proxy Statement will be made available to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July 26, 2017.
The Response Coupon is requested on behalf of the Board of Directors of Logitech for use at Logitech’s Annual General Meeting. The meeting will be held on Tuesday, September 12, 2017 at 2:00 p.m. at the SwissTech Convention Center, EPFL, in Lausanne, Switzerland.

WHO IS ENTITLED TO VOTE AT THE MEETING?
Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, Computershare) on Wednesday, September 6, 2017 have the right to vote. No shareholders will be entered in the Share Register between September 6, 2017 and the day following the meeting. As of June 30, 2017, there were 86,113,995 shares registered and entitled to vote out of a total of 163,909,945 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 30, 2017 and September 6, 2017.
For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners” below.

WHO IS A REGISTERED SHAREHOLDER?
If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, Computershare, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent or made available to you by Logitech.

WHO IS A BENEFICIAL OWNER WITH SHARES REGISTERED IN THE NAME OF A CUSTODIAN, OR “STREET NAME” OWNER?
Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

WHY IS IT IMPORTANT FOR ME TO VOTE?	Logitech is a public company and key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.
HOW MANY REGISTERED SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE MEETING?
There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

WHERE ARE LOGITECH’S PRINCIPAL EXECUTIVE OFFICES?
Logitech’s principal executive office in Switzerland is at EPFL – Quartier de l’Innovation, Daniel Borel Innovation Center 1015 Lausanne, Switzerland, and our principal executive office in the United States is at 7700 Gateway Boulevard, Newark, California 94560. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +1-510-795-8500.

HOW CAN I OBTAIN LOGITECH’S PROXY STATEMENT, ANNUAL REPORT AND OTHER ANNUAL REPORTING MATERIALS?
A copy of our 2017 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2017 filed with the U.S. Securities and Exchange Commission (the “SEC”) are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?
We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also file the results on a Current Report on Form 8-K with the SEC by Monday, September 18, 2017. A copy of the Form 8-K will be available on our website at http://ir.logitech.com.

IF I AM NOT A REGISTERED SHAREHOLDER, CAN I ATTEND AND VOTE AT THE MEETING?
You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by September 6, 2017 or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at Logitech International S.A., c/o Devigus Shareholder Services, Birkenstrasse 47, CH-6343 Rotkreuz, Switzerland, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

Further Information for Registered Shareholders
HOW CAN I VOTE IF I DO NOT PLAN TO ATTEND THE MEETING?
If you do not plan to attend the meeting, you may appoint the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Internet voting site for registered shareholders, gvmanager.ch/logitech for shareholders on the Swiss share register or www.proxyvote.com for shareholders on the U.S. share register, or on the Response Coupon or Proxy Card, as applicable.

SWISS SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site gvmanager.ch/logitech and log in with your one-time code on the Response Coupon. Please use the menu item “Grant Procuration” and submit your instructions by clicking on the “Send” button. Your code is only valid once; it expires once you have submitted your voting or any other instructions and signed off the portal. As long as you remain signed in to the portal, you may change your voting instructions at your discretion.
SWISS SHARE REGISTER  – RESPONSE COUPON – Mark the box under Option 3 on the enclosed Response Coupon. Please sign, date and promptly mail your completed Response Coupon to Ms. Béatrice Ehlers using the appropriate enclosed postage-paid envelope.

U.S. SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to select the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting.
U.S. SHARE REGISTER  – PROXY CARD – If you have requested a Proxy Card, mark the box “Yes” on the Proxy Card to select the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please sign, date and promptly mail your completed Proxy Card to Broadridge using the enclosed postage-paid envelope.

HOW CAN I ATTEND THE MEETING?
If you wish to attend the meeting, you will need to obtain an admission card. You may order your admission card on the Internet voting site for registered shareholders, www.gvmanager.ch/logitech for shareholders on the Swiss share register or www.proxyvote.com for shareholders on the U.S. share register, or on the Response Coupon or Proxy Card, as applicable, and we will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of September 6, 2017, you may attend the meeting by presenting proof of identification at the meeting.

SWISS SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site gvmanager.ch/logitech and log in with your one-time code on the Response Coupon. Please use the menu item “Order Admission Card”. Your code is only valid once; it expires as soon as you have ordered an admission card by clicking on the “Send” button or submitted any other instructions and signed off the portal.
SWISS SHARE REGISTER – RESPONSE COUPON – Mark the box under Option 1 on the enclosed Response Coupon. Please send the completed, signed and dated Response Coupon to Logitech using the enclosed postage-paid envelope by Wednesday, September 6, 2017.

U.S. SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to indicate that you will personally attend the meeting.
U.S. SHARE REGISTER – PROXY CARD – If you have requested a Proxy Card, mark the box “Yes” on the Proxy Card to indicate that you will personally attend the meeting. Please sign, date and promptly mail your completed Proxy Card to Broadridge using the enclosed postage-paid envelope by Wednesday, September 6, 2017.

CAN I HAVE ANOTHER PERSON REPRESENT ME AT THE MEETING?
Yes. If you would like someone other than the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon (for shareholders on the Swiss share register) or, if you requested a Proxy Card (for shareholders on the U.S. share register), mark the box on the Proxy Card to authorize the person you name on the reverse side of the Proxy Card. On either the Response Coupon or the Proxy Card, please provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech or Proxy Card to Broadridge, using the enclosed postage-paid envelope by September 6, 2017. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear, Logitech will send the admission card to you, and you must forward it to your representative.
If you requested and received an admission card to attend the meeting, you can also authorize someone other than the Independent Representative to represent you at the meeting on the admission card and provide that signed, dated and completed admission card to your representative, together with your voting instructions.

CAN I SELL MY SHARES BEFORE THE MEETING IF I HAVE VOTED?
Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Wednesday, September 6, 2017 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

IF I VOTE BY PROXY, CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
You may change your vote by Internet or by mail through September 6, 2017. You may also change your vote by attending the meeting and voting in person. For shareholders on the Swiss share register, you may revoke your vote by requesting a new one-time code and providing new voting instructions at gvmanager.ch/logitech, or by requesting and submitting a new Response Coupon from our Swiss Share Register at Devigus Shareholder Services (by telephone at +41-41-798-48-33 or by e-mail at logitech@devigus.com). For shareholders on the U.S. share register, you may revoke your vote by providing new voting instructions at www.proxyvote.com, if you voted by Internet, or by requesting and submitting a new Proxy Card. Your attendance at the meeting will not automatically revoke your vote or Response Coupon or Proxy Card unless you vote again at the meeting or specifically request in writing that your prior voting instructions be revoked.

SWISS SHARE REGISTER – INTERNET VOTING – After you receive the new one-time code, go to the Internet voting site gvmanager.ch/logitech and log in. Please use the menu item “Grant Procuration”. Follow the directions on the site to complete and submit your new instructions until Wednesday, September 6, 2017, 23:59 (Central European Time), or you may attend the meeting and vote in person.
SWISS SHARE REGISTER – RESPONSE COUPON – If you request a new Response Coupon and wish to vote again, you may complete the new Response Coupon and return it to us by September 6, 2017, or you may attend the meeting and vote in person.

U.S. SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to submit your new instructions until Wednesday, September 6, 2017, 11:59 p.m. (U.S. Eastern Daylight Time), or you may attend the meeting and vote in person.
U.S. SHARE REGISTER – PROXY CARD – If you request a new Proxy Card and wish to vote again, you may complete the new Proxy Card and return it to Broadridge by September 6, 2017, or you may attend the meeting and vote in person.

IF I VOTE BY PROXY, WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?
SWISS SHARE REGISTER – INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site, you have to give specific voting instructions for all agenda items before you can submit your instructions.
SWISS SHARE REGISTER – RESPONSE COUPON – If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

U.S. SHARE REGISTER – INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.
U.S. SHARE REGISTER – PROXY CARD – If you are a registered shareholder and sign and return a Proxy Card without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

WHO CAN I CONTACT IF I HAVE QUESTIONS?	If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at logitechIR@logitech.com.

Further Information for U.S. or Canadian “Street Name” Beneficial Owners

WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

HOW CAN I GET ELECTRONIC ACCESS TO THE PROXY MATERIALS?
The Notice will provide you with instructions regarding how to:
•    View our proxy materials for the meeting on the Internet; and
•    Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

WHO MAY PROVIDE VOTING INSTRUCTIONS FOR THE MEETING?
For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 14, 2017 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 14, 2017 and August 31, 2017, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 14, 2017 votes but subsequently sells their shares before August 31, 2017, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 14, 2017 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of August 31, 2017 will have their votes increased or decreased to reflect their shareholdings as of August 31, 2017.
If you acquire Logitech shares in “street name” after July 14, 2017 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent or made available to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before September 6, 2017 as possible.

IF I AM A U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNER, HOW DO I VOTE?
If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.
If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the Notice or on the Proxy Card.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?
If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Advisory vote to approve executive compensation), Proposal 3 (Advisory vote on the frequency of future advisory votes on executive compensation), Proposal 4 (Appropriation of retained earnings and declaration of dividend), Proposal 5 (Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2017), Proposal 6 (Elections to the Board of Directors), Proposal 7 (Election of the Chairman), Proposal 8 (Elections to the Compensation Committee), Proposal 9 (Approval of Compensation for the Board of Directors for the 2017 to 2018 Board Year), Proposal 10 (Approval of Compensation for the Group Management Team for Fiscal Year 2019), Proposal 12 (Election of the Independent Representative). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

WHAT IS THE DEADLINE FOR DELIVERING MY VOTING INSTRUCTIONS?
If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian, you have until 11:59 pm (U.S. Eastern Daylight Time) on Wednesday, September 6, 2017 to deliver your voting instructions.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person, if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

HOW DO I OBTAIN A SEPARATE SET OF PROXY MATERIALS OR REQUEST A SINGLE SET FOR MY HOUSEHOLD IN THE UNITED STATES?
We have adopted a procedure approved by the SEC called “householding” for shareholders in the United States. Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement and annual report unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each U.S. shareholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you wish to receive a separate proxy statement and annual report at this time, please request the additional copy by contacting our mailing agent, Broadridge, by telephone at +1-866-540-7095 or by e-mail at sendmaterial@proxyvote.com. If any shareholders in your household wish to receive a separate proxy statement and annual report in the future, they may call our investor relations group at +1-510-713-4220 or write to Investor Relations, 7700 Gateway Boulevard, Newark, California 94560. They may also send an email to our investor relations group at logitechIR@logitech.com. Other shareholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements and annual reports by calling or writing to investor relations.

Further Information for Shareholders with Shares Registered Through a Bank or Brokerage as Custodian (Outside the U.S. or Canada)

HOW DO I VOTE BY PROXY IF MY SHARES ARE REGISTERED THROUGH MY BANK OR BROKERAGE AS CUSTODIAN?
Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

WHAT IS THE DEADLINE FOR DELIVERING MY VOTING INSTRUCTIONS IF MY LOGITECH SHARES ARE REGISTERED THROUGH MY BANK OR BROKERAGE AS CUSTODIAN?
Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them on to the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada, please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before that deadline as possible.

Other Meeting Information
Meeting Proposals
There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting.
If you are a registered shareholder:

SWISS SHARE REGISTER
INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site, you have to give specific voting instructions to all agenda items before you can submit your instructions.
RESPONSE COUPON – If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

U.S. SHARE REGISTER
INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.
PROXY CARD – If you are a registered shareholder and sign and return a Proxy Card without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

If you are a beneficial owner of shares held in “street name” in the United States or Canada, if other matters are properly presented for voting at the meeting and you have provided discretionary voting instructions on a voting instruction card or through the Internet or other permitted voting mechanisms or have not provided voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.
Proxy Solicitation
We do not expect to retain a proxy solicitation firm. Certain of our directors, officers and other employees, without additional compensation, may contact shareholders personally or in writing, by telephone, e-mail or otherwise in connection with the proposals to be made at the meeting. In the United States, we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

Tabulation of Votes
Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.
Shareholder Proposals and Nominees
Shareholder Proposals for 2017 Annual General Meeting
Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing and describe the proposal. With respect to the 2017 Annual General Meeting, the deadline to receive proposals for the agenda was July 13, 2017. In addition, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2017 Annual General Meeting agenda before or at the meeting.
Shareholder Proposals for 2018 Annual General Meeting
We anticipate holding our 2018 Annual General Meeting on or about September 5, 2018. A registered shareholder that satisfies the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2018 Annual General Meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 7, 2018. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2018 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than March 28, 2018. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2018 Annual General Meeting.
Nominations of Director Candidates
Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.
Provisions of Articles of Incorporation
The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

Agenda Proposals and Explanations
A. Reports
Report on Operations for the Fiscal Year Ended March 31, 2017
Senior management of Logitech International S.A. will provide the Annual General Meeting with a presentation and report on operations of the Company for fiscal year 2017.

B. Proposals
Proposal 1
Approval of the Annual Report, the Consolidated Financial Statements and the Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2017
Proposal
The Board of Directors proposes that the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2017 be approved.
Explanation
The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2017 are contained in Logitech’s Annual Report, which was made available to all registered shareholders on or before the date of this Invitation and Proxy Statement. The Annual Report also contains the reports of Logitech’s auditors on the consolidated financial statements and on the statutory financial statements, Logitech’s Remuneration Report prepared in compliance with the Swiss Ordinance Against Excessive Compensation by Public Corporations (the so-called “Minder Ordinance”) as well as the report of the statutory auditors on the Remuneration Report, additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. Copies of the Annual Report are available on the Internet at ir.logitech.com.
Under Swiss law, the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. In the event of a negative vote on this proposal by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.
Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report or the consolidated or statutory financial statements for fiscal year 2017.
KPMG AG, as Logitech auditors, issued an unqualified recommendation to the Annual General Meeting that the consolidated and statutory financial statements of Logitech International S.A. be approved. KPMG AG expressed their opinion that the consolidated financial statements for the year ended March 31, 2017 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law. They further expressed their opinion and confirmed that the statutory financial statements and the proposed appropriation of available earnings comply with Swiss law and the Articles of Incorporation of Logitech International S.A. and the Remuneration Report contains the information required by Swiss law.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2017.

Proposal 2
Advisory Vote to Approve Executive Compensation
Proposal
The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for fiscal year 2017.
Explanation
Since 2009, the Logitech Board of Directors has asked shareholders each year to approve Logitech’s compensation philosophy, policies and practices, as set out in the “Compensation Discussion and Analysis” section of the Compensation Report, in a proposal commonly known as a “say-on-pay” proposal. Beginning with the 2011 Annual General Meeting, a say-on-pay advisory vote was required for all public companies, including Logitech, that are subject to the applicable U.S. proxy statement rules. Shareholders have been supportive of our compensation philosophy, policies and practices in each of those years.
At the 2011 Annual General Meeting, shareholders approved a proposal to take the say-on-pay vote annually. Accordingly, the Board of Directors is asking shareholders to approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative. This vote is not intended to address any specific items of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Report.
This say-on-pay vote is advisory and therefore is not binding. It is carried out as a best practice and to comply with applicable U.S. proxy statement rules, and is consequently independent from, and comes in addition to, the binding vote on the compensation of the Board of Directors for the 2017 to 2018 Board Year contemplated in Proposal 9 and the binding vote on the Approval of Compensation for the Group Management Team for Fiscal Year 2019 contemplated in Proposal 10 below. However, the say-on-pay vote will provide information to us regarding shareholder views about our executive compensation philosophy, policies and practices, which the Compensation Committee of the Board will be able to consider when determining future executive compensation. The Committee will seek to determine the causes of any significant negative voting result.
As discussed in the Compensation Discussion and Analysis section of Logitech’s 2017 Compensation Report, Logitech has designed its compensation programs to:

•	provide compensation sufficient to attract and retain the level of talent needed to create and manage an innovative, high-growth, global company in highly competitive and rapidly evolving markets;

•	support a performance-oriented culture;

•
maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Logitech’s performance, while maintaining controls over inappropriate risk-taking by factoring in both annual and long-term performance;

•	provide a balance between short-term and long-term objectives and results;

•	align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value; and

•	reflect an executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution through long-term equity incentive awards.

While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, motivating and retaining executives and employees.
The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Report included in this Invitation and Proxy Statement. Logitech’s compensation philosophy, compensation program risks and design, and compensation paid during fiscal year 2017 are also set out in the Compensation Report.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the following advisory resolution:
“Resolved, that the compensation paid to Logitech’s named executive officers as disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative discussion, is hereby approved.”

Proposal 3
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
Proposal
The Board of Directors asks shareholders for their advisory vote on the frequency of future advisory say-on-pay votes on executive compensation. In particular, the Board of Directors asks shareholders for their guidance on whether future advisory say-on-pay votes, such as the one in Proposal 2 above, should be held every one, two or three years.
Explanation
This proposal asks shareholders to indicate their preference, on an advisory basis, for the frequency of future shareholder advisory votes on executive compensation. The Board of Directors is asking shareholders for their views on the frequency of these votes pursuant to the same U.S. law described in Proposal 2 above that requires each company subject to U.S. proxy statement rules, including Logitech, to hold a say-on-pay advisory vote on executive compensation. This vote on the frequency of say-on-pay votes must be held at least once every six years and is advisory in nature.
The Board of Directors has asked shareholders to approve Logitech’s compensation philosophy, policies and practices in each of the last eight years. The Board believes that providing an annual advisory vote on compensation provides the Board with more opportunity for timely feedback, especially given the annual binding vote on the Approval of Compensation for the Group Management Team required under Swiss law, and so the Board recommends that shareholders vote to hold a say-on-pay advisory vote every year. However, in accordance with the applicable U.S. law, shareholders will be able to specify one of four choices for this proposal: one year, two years, three years, or abstain from voting. Shareholders’ votes on this proposal are independent from, and will not affect, the binding vote on the compensation of the Board of Directors for the 2017 to 2018 Board Year contemplated in Proposal 9 and the binding vote on the Approval of Compensation for the Group Management Team for fiscal year 2019 contemplated in Proposal 10 below.
 Voting Requirement to Approve Proposal
This advisory vote is non-binding. The Board has a strong preference to continue with advisory say-on-pay votes on executive compensation on an annual basis; however, the Board will carefully consider the voting results and expects to take into account the alternative that receives the greatest number of votes, even if that alternative does not receive a majority of the votes cast.
Recommendation
The Board of Directors recommends that shareholders approve, on an advisory basis, holding a yearly say-on-pay advisory vote on executive compensation. The alternative receiving the greatest number of votes (every one, two or three years) will be considered the frequency selected by shareholders.

Proposal 4
Appropriation of Retained Earnings and Declaration of Dividend
Proposal
The Board of Directors proposes that CHF 740,727,981 (approximately USD 740,024,289 based on the exchange rate on March 31, 2017) of retained earnings be appropriated as follows:

	Year ended March 31, 2017
Retained earnings available at the
end of fiscal year 2017	CHF	740,727,981
Proposed dividends	CHF	(100,025,881)
Balance of retained earnings to be
carried forward	CHF	640,702,100
The Board of Directors approved and proposes distribution of a gross aggregate dividend of CHF 100,025,881 (approximately USD 99,970,687, based on the exchange rate on March 31, 2017), or approximately CHF 0.6160 per share (approximately USD 0.6157 per share).*
No distribution shall be made on shares held in treasury by the Company and its subsidiaries.
If the proposal of the Board of Directors is approved, the dividend payment of approximately CHF 0.6160 per share (or approximately CHF 0.4004 per share after deduction of 35% Swiss withholding tax whenever required) will be made on or about September 27, 2017 to all shareholders on record as of the record date (which will be on or about September 26, 2017). We expect that the shares will be traded ex dividend as of approximately September 25, 2017. For payments made in U.S. dollars, we expect to use the currency exchange rate as of the date of the meeting, September 12, 2017.
Explanation
Under Swiss law, the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2017 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.
The proposal of the Board of Directors to distribute a gross dividend of approximately CHF 0.6160 per share represents an increase of approximately 10% over the prior year, following another year of strong cash flow from operations, and is an indication of the Board of Directors’ confidence in the future of the Company. Since fiscal year 2013, the Board of Directors decided on a recurring annual gross dividend and not on an occasional one. As a consequence, the Company expects to propose such a dividend to the shareholders of the Company every year (subject to the approval of the Company’s statutory auditors in the applicable year).
Other than the distribution of the dividend, the Board of Directors proposes the carry-forward of retained earnings based on the Board’s belief that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the proposed appropriation of retained earnings with respect to fiscal year 2017, including the payment of a dividend to shareholders in an aggregate amount of CHF 100,025,881.

*
The per share approximations are based on 162,379,677 shares outstanding, net of treasury shares, as of March 31, 2017. Distribution-bearing shares are all shares issued except for treasury shares held by Logitech International S.A. on the day preceding the payment of the distribution.

Proposal 5
Release of the Board of Directors and Executive Officers from Liability for Activities during Fiscal Year 2017
Proposal
The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2017.
Explanation
As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2017 that have been disclosed to shareholders. This release from liability exempts members of the Board of Directors or Executive Officers from liability claims brought by the Company or its shareholders on behalf of the Company against any of them for activities carried out during fiscal year 2017 relating to facts that have been disclosed to shareholders. Shareholders that do not vote in favor of the proposal, or acquire their shares after the vote without knowledge of the approval of this resolution, are not bound by the result for a period ending six months after the vote.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors or of any Logitech executive officers.
Recommendation
The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2017.

Proposal 6
Elections to the Board of Directors
Our Board of Directors is presently composed of ten members. Each director was elected for a one-year term ending at the closing of the 2017 Annual General Meeting.
At the recommendation of the Nominating Committee, the Board has nominated the twelve individuals below to serve as directors for a one-year term, beginning in each case as of the Annual General Meeting on September 12, 2017. Ten of the nominees currently serve as members of the Board of Directors. Their current terms expire upon the closing of the Annual General Meeting on September 12, 2017. The other nominees were recommended by the Nominating Committee of the Board and approved by the Board in June 2017 as nominees for election to the Board. Ms. Wendy Becker’s and Ms. Neela Montgomery’s candidacies as nominees were each recommended by Russell Reynolds Associates, a search firm that we engaged to identify director candidates.
The term of office ends at the closing of the next Annual General Meeting. There will be a separate vote on each nominee.
Under Swiss law, Board members may only be appointed by shareholders. If the individuals below are elected, the Board will be composed of twelve members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.
For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.
6.A Re-election of Dr. Patrick Aebischer
Proposal: The Board of Directors proposes that Dr. Patrick Aebischer be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Dr. Aebischer, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 31.
6.B Re-election of Dr. Edouard Bugnion
Proposal: The Board of Directors proposes that Dr. Edouard Bugnion be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Dr. Bugnion, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 31.
6.C Re-election of Mr. Bracken Darrell
Proposal: The Board of Directors proposes that the Company’s President and Chief Executive Officer, Mr. Bracken Darrell, be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Mr. Darrell, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 32.

6.D Re-election of Ms. Sally Davis
Proposal: The Board of Directors proposes that Ms. Sally Davis be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Ms. Davis, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 32.
6.E Re-election of Mr. Guerrino De Luca
Proposal: The Board of Directors proposes that Mr. Guerrino De Luca be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Mr. De Luca, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 33.
6.F Re-election of Ms. Sue Gove
Proposal: The Board of Directors proposes that Ms. Sue Gove be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Ms. Gove, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 33.
6.G Re-election of Mr. Didier Hirsch
Proposal: The Board of Directors proposes that Mr. Didier Hirsch be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Mr. Hirsch, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 34.
6.H Re-election of Dr. Neil Hunt
Proposal: The Board of Directors proposes that Dr. Neil Hunt be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Dr. Hunt, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 34.
6.I Re-election of Mr. Dimitri Panayotopoulos
Proposal: The Board of Directors proposes that Mr. Dimitri Panayotopoulos be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Mr. Panayotopoulos, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 35.
6.J Re-election of Dr. Lung Yeh
Proposal: The Board of Directors proposes that Dr. Lung Yeh be re-elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Dr. Yeh, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 35.
6.K Election of Ms. Wendy Becker
Proposal: In accordance with the recommendation of the Nominating Committee, the Board of Directors proposes that Ms. Wendy Becker be elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
Wendy Becker is the former Chief Executive Officer of Jack Wills Limited, a British-based manufacturer and retailer of brand name clothing, a position she held from October 2013 to September 2015.  She was the Chief Operating Officer of Jack Wills from August 2012 to October 2013.  Ms. Becker served as Group Chief Marketing Officer of Vodafone Group Plc, a global telecommunications company, from September 2009 to January 2011.  Prior to Vodafone, she served as the Managing Director of the TalkTalk Telecom Group, a provider of fixed line broadband, voice telephony, mobile and television services, a Partner responsible for the United Kingdom consumer practice at McKinsey & Company, an international management consulting firm, and in various marketing and brand roles at The Procter & Gamble Company.  Ms. Becker is a non-executive director of Great Portland Estates Plc, a British property development and investment company, a non-executive director of NHS (National Health Service) England, a member of the Finance Committee of the Oxford University

Press, Deputy Chair of Cancer Research UK, a trustee of The Prince’s Trust, a UK charity supporting young people, and a Trustee of the Design Museum, a museum devoted to contemporary design in every form.  She holds a BA degree in Economics from Dartmouth College and an MBA from Stanford University’s Graduate School of Business. She is 51 years old and a British, American and Italian national.
Ms. Becker brings senior leadership, strategic, consumer brand marketing, telecom and design experience to the Board from her positions at Jack Wills, Vodafone, McKinsey and TalkTalk as well as her board and trustee positions.
The Board of Directors has determined that she will be an independent Director.
6.L Election of Ms. Neela Montgomery
Proposal: In accordance with the recommendation of the Nominating Committee, the Board of Directors proposes that Ms. Neela Montgomery be elected to the Board for a one-year term ending at the closing of the 2018 Annual General Meeting.
Neela Montgomery is a Member of the Executive Board for Multichannel Retail at the Otto Group, GmbH, a globally operating retail and services group.  She has served in this position since November 2014 and oversees Group companies that operate in e-commerce and store-based retail as well as serving as Executive Chair of Crate & Barrel in North America and SportScheck and Frankonia in Central Europe. She is expected to become the Chief Executive Officer of Crate & Barrel, a global home furnishings retailer, as of August 2017.  Prior to joining the Otto Group, Ms. Montgomery was the UK General Merchandise Director on the UK Board of Tesco Plc, one of the world’s largest retailers, from June 2012 to June 2014, supervising diverse areas such as Home, Electronics & Entertainment from a multichannel perspective.  She served at Tesco since 2002, including as UK E-Commerce Director from March 2011 to December 2012 and as Chief Merchant for Tesco Malaysia from July 2007 to May 2011.  Ms. Montgomery serves as Chairwoman at Euromarket Designs, Inc. (dba Crate & Barrel), SportScheck GmbH, Frankonia Handels GmbH, and Manufactum GmbH & Co. KG, each of which is an Otto Group company.  She studied English literature at Oxford University and holds an MBA from INSEAD having studied in France and Singapore. She is 42 years old and a British national.
Ms. Montgomery brings senior leadership, multichannel retail, e-commerce, home electronics and global experience to the Board from her positions in North America, EMEA and Asia Pacific at the Otto Group and Tesco.
The Board of Directors has determined that she will be an independent Director.
Voting Requirement to Approve Proposals
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 7
Election of the Chairman of the Board
Pursuant to the so-called “Minder Ordinance”, Swiss law requires that the Chairman of the Board of Directors be elected on the occasion of each Annual General Meeting for a one-year term ending at the closing of the following Annual General Meeting.
Proposal
The Board of Directors proposes that Mr. Guerrino De Luca be re-elected as Chairman of the Board of Directors for a one-year term ending at the closing of the 2018 Annual General Meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the election of Mr. Guerrino De Luca as Chairman of the Board of Directors.

Proposal 8
Elections to the Compensation Committee
Our Compensation Committee is presently composed of four members, each of whom is standing for re-election to the Board of Directors and to the Compensation Committee. Following the amendment to the Swiss corporate law on January 1, 2014, the members of the Compensation Committee are to be elected annually and individually by the shareholders. Only members of the Board of Directors can be elected as members of the Compensation Committee.
At the recommendation of the Nominating Committee, the Board of Directors has nominated the four individuals below to serve as members of the Compensation Committee for a term of one year. All four of the nominees currently serve as members of the Compensation Committee and, as required by our Compensation Committee charter, all of the nominees are independent in accordance with the requirements of the listing standards of the Nasdaq Stock Market, the outside director definition of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, the definition of a “non-employee director” for purposes of Rule 16b-3 promulgated by the U.S. Securities and Exchange Commission, and Rule 10C-1(b)(1) of the U.S. Securities Exchange Act of 1934, as amended.
The term of office ends at the closing of the next Annual General Meeting. There will be a separate vote on each nominee.
8.A Re-election of Dr. Edouard Bugnion
Proposal: The Board of Directors proposes that Dr. Edouard Bugnion be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Dr. Bugnion, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 31.
8.B Re-election of Ms. Sally Davis
Proposal: The Board of Directors proposes that Ms. Sally Davis be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Ms. Davis, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 32.
8.C Re-election of Dr. Neil Hunt
Proposal: The Board of Directors proposes that Dr. Neil Hunt be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Dr. Hunt, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 34.
8.D Re-election of Mr. Dimitri Panayotopoulos
Proposal: The Board of Directors proposes that Mr. Dimitri Panayotopoulos be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2018 Annual General Meeting.
For biographical information and qualifications of Mr. Panayotopoulos, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 35.
Voting Requirement to Approve Proposals
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the election to the Compensation Committee of each of the above nominees.

Proposal 9
Approval of Compensation for the Board of Directors for the 2017 to 2018 Board Year
Proposal
The Board of Directors proposes that the shareholders approve a maximum aggregate amount of the compensation of the Board of Directors of CHF 5,300,000 for the term of office from the Annual General Meeting 2017 until the Annual General Meeting 2018 (the “2017 – 2018 Board Year”), subject to adjustment for certain changes in the applicable currency exchange rate.*
Explanation
Pursuant to the so-called “Minder Ordinance”, the compensation of the Board of Directors must be subject each year to a binding shareholder vote, in the manner contemplated by Logitech’s Articles of Incorporation. Article 19 quarter, paragraph 1(a) of Logitech’s Articles of Incorporation allows shareholders to approve the maximum aggregate amount of the compensation of the Board of Directors for the period up to the next Annual General Meeting.
Under the Company’s Articles of Incorporation, the compensation of the members of the Board of Directors who do not have management responsibilities consists of cash payments and shares or share equivalents. The value of cash compensation and shares or share equivalents corresponds to a fixed amount, which reflects the functions and responsibilities assumed. The value of shares or share equivalents is calculated at market value at the time of grant.
Pursuant to Article 19 bis, paragraph 2 of the Company’s Articles of Incorporation, the compensation of the members of the Board of Directors who have management responsibilities (i.e., executive members of the Board of Directors) is structured similarly to the compensation of the members of the Group Management Team.
The proposed maximum amount of CHF 5,300,000 has been determined based on the increase from eight to ten non-executive members of the Board of Directors and on the following non-binding assumptions:
With respect to the ten non-executive members of the Board of Directors:

•	Cash payments of a maximum of approximately CHF 830,000. Cash payments for non-executive members of the Board of Directors include annual retainers for Board and committee service.

•
Share or share equivalent awards of a maximum of approximately CHF 1,650,000. The value of share or share equivalent awards corresponds to a fixed amount and the number shares granted will be calculated at market value at the time of their grant.

•	Other payments, including the Company’s contributions to social security, of a maximum of approximately CHF 340,000.

*
For each decrease of 0.01 in the exchange rate of the Swiss Franc against the U.S. Dollar below the assumed level of USD 1.0138 to CHF 1.00, if any, the maximum aggregate amount of the compensation of the Board of Directors will increase by CHF 25,000 for the 2017 – 2018 Board Year. This adjustment reflects the fact that the compensation of our Chairman, which is included in the maximum aggregate amount of the compensation for the Board of Directors, is set in U.S. Dollars.

With respect to executive members of the Board of Directors:

•	Gross base compensation of a maximum of CHF 520,000.**

•
Performance-based cash compensation of a maximum of CHF 1,040,000.** Performance-based cash compensation in the form of incentive cash payments may be earned under the Logitech Management Performance Bonus Plan (the “Bonus Plan”) or other cash bonuses approved by the Compensation Committee. Payout under the Bonus Plan is variable, and is based on the achievement of the Company’s, individual employees’ or other performance goals. The proposed maximum amount of the performance-based bonus assumes maximum achievement of all performance goals.

•
Equity incentive awards of a maximum of CHF 830,000.** Long-term equity incentive awards are generally granted in the form of performance-based restricted stock units, or PSUs, time-based restricted stock units, or RSUs, or other financial instruments contemplated in the applicable equity plans. The proposed maximum amount of the equity incentive awards assumes maximum achievement of all performance goals and full vesting of all time-based equity incentive awards. As in past years, the value of PSUs, RSUs or other financial instruments granted as equity incentive awards, and included in the compensation reported in our Compensation Report, is calculated based on estimated fair value at the time of their grant.

•
Other compensation of a maximum of CHF 90,000.** Other compensation may include tax preparation services and related expenses, 401(k) savings plan matching contributions, premiums for group term life insurance and long-term disability insurance, employer’s contribution to medical premiums, employer’s contribution to social security and Medicare, relocation or extended business travel-related expenses, defined benefit pension plan employment contributions and other awards. The Company generally does not provide all of these components of other compensation to all executives each year, but the proposed maximum amount of compensation has been formulated to provide flexibility to cover these compensation components as applicable.

The executive member of the Board of Directors to whom the proposed compensation referred to above applies is Mr. Guerrino De Luca, the Company’s Chairman. As set forth in the Compensation Report in this Invitation and Proxy Statement, Mr. De Luca’s compensation structure matches the compensation structure of members of the Group Management Team, and the increase in the maximum equity incentive award assumption from previous budgets matches the increase described in the explanation for Proposal 10 below. In his capacity as a member of the Group Management Team, Mr. Bracken Darrell is not entitled to compensation for his services on the Company’s Board of Directors.
Shareholders are approving the maximum aggregate amount of compensation set forth in the proposal. The assumptions set forth in this explanation are based on the Company’s current expectations about future compensation plans and decisions.  The Company may redesign its compensation plans or make alternative compensation decisions within the maximum aggregate amount of compensation approved by shareholders. The actual compensation awarded to the members of the Board of Directors for the 2017 - 2018 Board Year will be disclosed in the Compensation Report in the Invitation and Proxy Statement for the 2019 Annual General Meeting.
In the event of a negative vote on this proposal by shareholders, the Board of Directors will submit an alternative proposal to the same or a subsequent general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the maximum aggregate amount of the compensation of the members of the Board of Directors of CHF 5,300,000 for the term of office from the Annual General Meeting 2017 until the Annual General Meeting 2018, subject to adjustment as set forth in the proposal.

**
Mr. De Luca’s compensation is set in U.S. Dollars. The estimated amounts in U.S. Dollars used in these assumptions were converted using an assumed exchange rate of 1 Swiss Franc to 1.0138 U.S. Dollars based on the 12 month (April 2016 to March 2017) average exchange rate.

Proposal 10
Approval of Compensation for the Group Management Team for Fiscal Year 2019
Proposal
The Board of Directors proposes that the shareholders approve a maximum aggregate amount of the compensation of the Group Management Team of USD 24,650,000 for fiscal year 2019, subject to adjustment for certain changes in the applicable currency exchange rate.*
Explanation
Pursuant to the so-called “Minder Ordinance”, the compensation of the Company’s Group Management Team must be subject each year to a binding shareholder vote, in the manner contemplated by Logitech’s Articles of Incorporation. Article 19 quarter, paragraph 1(b) of Logitech’s Articles of Incorporation allows shareholders to approve the maximum aggregate amount of the compensation of the Group Management Team for the next fiscal year. As the 2017 Annual General Meeting takes place in the middle of Logitech’s fiscal year 2018, the applicable next fiscal year is fiscal year 2019. This required, binding vote on the compensation of the Group Management Team is independent from, and comes in addition to, the non-binding, advisory say-on-pay vote contemplated in Proposal 2.
Logitech’s Group Management Team currently consists of Messrs. Bracken Darrell, President and Chief Executive Officer, Vincent Pilette, Chief Financial Officer, Marcel Stolk, Executive Chairman, Logitech Europe S.A. and Senior Vice President, Creativity & Productivity Business Group, and L. Joseph Sullivan, Senior Vice President, Worldwide Operations.
Logitech’s compensation philosophy, compensation program risks and design, and compensation paid during fiscal year 2017 are set forth in the Compensation Report.
The proposed maximum amount of USD 24,650,000 has been determined based on the following non-binding assumptions for Logitech’s Group Management Team as an aggregate group:

•	Gross base salary of a maximum of USD 2,730,000.

•
Performance-based cash compensation of a maximum of USD 5,460,000. Performance-based cash compensation in the form of incentive cash payments may be earned under the Logitech Management Performance Bonus Plan (the “Bonus Plan”) or other cash bonuses approved by the Compensation Committee. Payout under the Bonus Plan is variable, and is based on the achievement of the Company’s, individual executives’ or other performance goals, and for fiscal year 2019 is expected to continue to range from 0% to 200% of the executive’s target incentive. The proposed maximum amount of the performance-based bonus for fiscal year 2019 assumes maximum achievement of all performance goals.

•
Equity incentive awards of a maximum of USD 15,710,000. Long-term equity incentive awards are generally granted in the form of performance-based restricted stock units, or PSUs, time-based restricted stock units, or RSUs, or other financial instruments contemplated in the applicable equity plans. The proposed maximum amount of the equity incentive awards assumes maximum achievement of all performance goals and full vesting of all time-based equity incentive awards. The increase in the maximum equity incentive award assumption from previous budgets reflects a program incorporating performance conditions such as revenue growth, relative total shareholder return (TSR), a non-GAAP operating income gate, and a greater range of payout opportunities linked to a broader range of performance challenges. As in past years, the value of PSUs, RSUs or other financial instruments granted as equity incentive awards, and included in the compensation reported in our Compensation Report, is calculated based on estimated fair value at the time of their grant.

*
For each increase of 0.01 in the exchange rate of the Swiss Franc against the U.S. Dollar above the assumed level of USD 1.0138 to CHF 1.00, if any, the maximum aggregate amount of the compensation of the Group Management Team will increase by USD 35,000 for fiscal year 2019. This adjustment reflects the fact that the compensation of one member of our Group Management Team is set in Swiss Francs.

•
Other compensation of a maximum of USD 750,000. Other compensation includes tax preparation services and related expenses, 401(k) savings plan matching contributions, premiums for group term life insurance and long-term disability insurance, employer’s contribution to medical premiums, employer’s contribution to social security and Medicare, relocation or extended business travel-related expenses, defined benefit pension plan employment contributions and other awards. The Company generally does not provide all of these components of other compensation to all executives each year, but the proposed maximum amount of compensation has been formulated to provide flexibility to cover these compensation components as applicable.

Shareholders are approving the maximum aggregate amount of compensation set forth in the proposal. The assumptions set forth in this explanation are based on the Company’s current expectations about future compensation plans and decisions.  The Company may redesign its compensation plans or make alternative compensation decisions within the maximum aggregate amount of compensation approved by shareholders. The actual compensation awarded to the members of the Group Management Team for fiscal year 2019 will be disclosed in the Compensation Report in the Invitation and Proxy Statement for the 2019 Annual General Meeting.
In the event of a negative vote on this proposal by shareholders, the Board of Directors will submit an alternative proposal to the same or a subsequent general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the maximum aggregate amount of the compensation of the Group Management Team of USD 24,650,000 for fiscal year 2019, subject to adjustment as set forth in the proposal.

Proposal 11
Re-election of KPMG AG as Logitech’s Auditors and Ratification of the Appointment of KPMG LLP as Logitech’s Independent Registered Public Accounting Firm for Fiscal Year 2018
Proposal
The Board of Directors proposes that KPMG AG be re-elected as auditors of Logitech International S.A. for a one-year term and that the appointment of KPMG LLP as Logitech’s independent registered public accounting firm for fiscal year 2018 be ratified.
Explanation
KPMG AG, upon recommendation of the Audit Committee of the Board, is proposed for re-election for a further year as auditors for Logitech International S.A. KPMG AG assumed its first audit mandate for Logitech during fiscal year 2015.
The Audit Committee has also appointed KPMG LLP, the U.S. affiliate of KPMG AG, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018 for purposes of U.S. securities law reporting. Logitech’s Articles of Incorporation do not require that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. However, Logitech is submitting the appointment of KPMG LLP to shareholders for ratification as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment during the year if the Committee determines that such a change would be in the best interests of Logitech and its shareholders.
Information on the fees paid by Logitech to KPMG AG and KPMG LLP, the Company’s auditors and independent registered public accounting firm for fiscal year 2017, respectively, as well as further information regarding KPMG AG and KPMG LLP, is set out below under the heading “Independent Auditors” and “Report of the Audit Committee.”
Members of KPMG AG will be present at the Annual General Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the re-election of KPMG AG as auditors of Logitech International S.A. and the ratification of the appointment of KPMG LLP as Logitech’s independent registered public accounting firm, each for the fiscal year ending March 31, 2018.

Proposal 12
Re-election of Ms. Béatrice Ehlers as Independent Representative
Pursuant to the so-called “Minder Ordinance”, Swiss law requires that the independent representative of the shareholders (Independent Representative) be elected on the occasion of each Annual General Meeting for a one-year term ending at the closing of the following Annual General Meeting.
Proposal
The Board of Directors proposes that Ms. Béatrice Ehlers be re-elected as Independent Representative for a one-year term ending at the closing of the 2018 Annual General Meeting.
Explanation
Shareholders may either represent their shares themselves or have them represented by a third party, whether or not a shareholder, if the latter is given a written proxy. In accordance with Swiss law, each shareholder may be represented at the general meeting by the Independent Representative, Ms. Béatrice Ehlers, or by a third-party proxy. Ms. Ehlers is a notary public and has served as the Independent Representative at previous annual general meetings.
Under Swiss corporate law, the Independent Representative must satisfy strict independence requirements. General voting instructions can be given with respect to a particular general meeting of shareholders with respect to proposals and agenda items that have not been disclosed in the invitation to the general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the re-election of Ms. Béatrice Ehlers as Independent Representative.

Corporate Governance and Board of Directors Matters
The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairman decides.
Logitech’s Articles of Incorporation set the minimum number of directors at three. We had ten members of the Board of Directors as of June 30, 2017. If all of the nominees to the Board presented in Proposal 6 are elected, the Board will have twelve members.

Board of Directors Independence
The Board of Directors has determined that each of our directors and director nominees, other than Bracken Darrell and Guerrino De Luca, qualifies as independent in accordance with the published listing requirements of the Nasdaq Stock Market and Swiss corporate governance best practices guidelines. The Company’s independent directors and director nominees include Patrick Aebischer, Edouard Bugnion, Sally Davis, Sue Gove, Didier Hirsch, Neil Hunt, Dimitri Panayotopoulos, Lung Yeh, Wendy Becker and Neela Montgomery. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management.

Members of the Board of Directors
The members of the Board of Directors, including their principal occupation, business experience, and qualifications, are set out below.

Patrick Aebischer 62 Years Old Director since 2016
Former President, Swiss Federal Institute of Technology (EPFL) Swiss national
Patrick Aebischer is the former President of the École Polytechnique Fédérale de Lausanne (EPFL), a position to which he was nominated by the Swiss Federal Council and that he held from March 2000 through December 2016, a Professor in Neurosciences at the EPFL since 2000, and Director of the Neurodegenerative Disease Laboratory at the Brain Mind Institute, EPFL since 2000. He was re-elected as President of the EPFL in 2004, 2008 and 2012. Prior to these positions, Dr. Aebischer was a Professor and Director of the Surgical Research Division and Gene Therapy Center at the University Hospital of Lausanne, Chairman of the Section of Artificial Organs, Biomaterials and Cellular Technology of the Division of Biology and Medicine at Brown University, and held other positions in medical sciences at Brown University. Dr. Aebischer is also the founder of three biotech companies. He currently serves on the Boards of Nestlé S.A., a leading nutrition, health and wellness company, and Lonza Group Ltd., a leading supplier to the life-science industries, as well as Chairman of the Advisory Board of the Novartis Venture Fund. Dr. Aebischer holds a M.D. from the University of Geneva and University of Fribourg, Switzerland, and three Honorary Doctorate degrees.
Dr. Aebischer brings senior leadership, innovation and technology expertise, a global world view and strategic experience to the Board from his role as the President of the EPFL, his experience founding technology companies, and as a member of the senior leadership of leading Swiss companies.
The Board of Directors has determined that Dr. Aebischer is an independent Director.

Edouard Bugnion 47 Years Old Director since 2015
Vice President for Information Systems and Professor, School of Computer and Communication Sciences, EPFL Swiss and U.S. national
Edouard Bugnion is a Professor in the School of Computer and Communication Sciences at the École Polytechnique Fédérale de Lausanne (EPFL) and, since January 2017, also the Vice President for Information Systems at the EPFL. Prior to joining the EPFL in August 2012, Dr. Bugnion was a Founder and Chief Technology Officer of Nuova Systems, Inc., a developer of enterprise data center solutions, from October 2005 to May 2008. Nuova Systems was funded by and acquired by Cisco Systems, Inc., a worldwide leader in Internet Protocol-based networking products and services. He joined Cisco as a Vice President and Chief Technology Officer of Cisco’s Server Access and Virtualization Business Unit from May 2008 to June 2011. Prior to Nuova, Dr. Bugnion was a Founder of VMware, a leading provider of cloud and virtualization software and services, where he held many positions, including Chief Technology Officer, from 1998 to 2005. The Swiss Government appointed Dr. Bugnion to serve on the Board of InnoSuisse, a Swiss agency for innovation promotion, starting in 2018. Dr. Bugnion holds an Engineering Diplom from ETH Zürich, a Master’s degree from Stanford University and a Ph.D. from Stanford University, all in Computer Science.
Dr. Bugnion’s significant expertise in technology, software and cloud computing, and his experience founding technology companies and as a member of the senior leadership of leading technology companies, provides the Board with technology and product strategy expertise as well as senior leadership.
Dr. Bugnion currently serves on the Compensation Committee The Board of Directors has determined that he is an independent Director.

Bracken Darrell 54 Years Old Director since 2013
President and Chief Executive Officer, Logitech International S.A. U.S. national
Bracken Darrell joined Logitech as President in April 2012 and became Chief Executive Officer in January 2013. Prior to joining Logitech, Mr. Darrell served as President of Whirlpool EMEA and Executive Vice President of Whirlpool Corporation, a home appliance manufacturer and marketing company, from January 2009 to March 2012. Previously, Mr. Darrell had been Senior Vice President, Operations of Whirlpool EMEA from May 2008 to January 2009. From 2002 to May 2008, Mr. Darrell was with P&G (The Procter & Gamble Company), a consumer brand company, most recently as the President of its Braun GmbH subsidiary. Prior to rejoining P&G in 2002, Mr. Darrell served in various executive and managerial positions with General Electric Company from 1997 to 2002, with P&G from 1991 to 1997, and with PepsiCo Inc. from 1987 to 1989. Mr. Darrell holds a BA degree from Hendrix College and an MBA from Harvard University.
In addition to being the President and Chief Executive Officer of the Company, Mr. Darrell brings senior leadership, consumer brand marketing and global experience to the Board.

Sally Davis 63 Years Old Director since 2007
Former Chief Executive Officer, BT Wholesale British national
Sally Davis is the former Chief Executive Officer of BT Wholesale, a division of BT Group responsible for providing telecommunications services and bandwidth to carriers and service providers globally, a position she held from 2007 until she retired in August 2011. She was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis currently serves on the Boards of Telenor Group, a global mobile communications services company, CityFibre Infrastructure Holdings PLC, a fibre optic infrastructure company, and Arqiva Group Limited, a leading UK communications infrastructure company. She holds a BA degree from and is a Fellow of University College, London.
Ms. Davis’ experience as a Chief Executive of a leading European telecommunications company, and her significant technology product strategy and product portfolio knowledge, provides the Board with expertise in senior leadership, technology, product strategy, and financial management.
Ms. Davis currently is Chair of the Compensation Committee and the Nominating Committee. The Board of Directors has determined that she is an independent Director.

Guerrino De Luca 64 Years Old Director since 1998
Chairman, Logitech International S.A. Italian and U.S. national
Guerrino De Luca has served as Chairman of the Logitech Board of Directors since January 2008. Mr. De Luca served as Logitech’s Chief Executive Officer from April 2012 to January 2013 and as acting President and Chief Executive Officer from July 2011 to April 2012. Previously, Mr. De Luca served as Logitech’s President and Chief Executive Officer from February 1998, when he joined the Company, to January 2008. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple Computer, Inc., a consumer electronics and computer company, from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a Laurea degree in Electronic Engineering from the University of Rome, Italy.
As Logitech’s Chairman and former Chief Executive Officer, Mr. De Luca brings significant senior leadership, industry, strategy, marketing and global experience to the Board and a deep knowledge of, passion for and commitment to Logitech, its people and its products.
Mr. De Luca currently is Chairman of the Board.

Sue Gove 58 Years Old Director since 2015
President, Excelsior Advisors, LLC U.S. national
Sue Gove is the President of Excelsior Advisors, LLC, a retail consulting and advisory firm. Prior to founding Excelsior Advisors in August 2014, Ms. Gove was the President and Chief Executive Officer of Golfsmith International, a multi-channel specialty golf retailer, from October 2012 to April 2014 and President from February 2012 to April 2014. She also served Golfsmith as Chief Operating Officer from September 2008 to October 2012, as Chief Financial Officer from March 2009 to July 2012 and as Executive Vice President from September 2008 to February 2012. Prior to joining Golfsmith, Ms. Gove was an independent consultant, serving specialty retail and private equity clients from 2006 to 2008, which included consultancy for Prentice Capital Management, LP from April 2007 to March 2008 and for Alvarez and Marsal Business Consulting, L.L.C. from April 2006 to March 2007. Ms. Gove served Zale Corporation, a leading specialty jewelry retailer, from 1980 to 2006, including as Chief Operating Officer from August 2002 to March 2006, as Chief Financial Officer from December 1997 to February 2003 and as a Board member from September 2004 to March 2006. She currently serves on the Boards of Iconix Brand Group, a consumer brand licensing and marketing company, and AutoZone, Inc., a leading retailer and distributor of automotive replacement parts and accessories. Ms. Gove holds a BBA degree in Accounting from the University of Texas at Austin.
Ms. Gove has significant executive experience with international retail, marketing, merchandising and global operations, and brings to our Board senior leadership, strategic and financial experience. As a member of other public company boards, Ms. Gove also provides cross-board experience.
Ms. Gove currently serves on the Audit Committee. The Board of Directors has determined that she is an independent Director.

Didier Hirsch 66 Years Old Director since 2012
Senior Vice President and Chief Financial Officer, Agilent Technologies, Inc. French national
Didier Hirsch is the Senior Vice President and Chief Financial Officer of Agilent Technologies, Inc., a global leader in life sciences, diagnostics and applied chemical markets. He has served in his current position since July 2010 and served in various senior finance positions with Agilent since 1999. Mr. Hirsch had joined Hewlett-Packard Company in 1989, and served as Director of Finance and Administration of Hewlett-Packard Europe, Middle East and Africa (EMEA) from 1996 to 1999, Director of Finance and Administration of Hewlett-Packard Asia Pacific from 1993 to 1996, and Director of Finance and Administration of Hewlett-Packard France from 1989 to 1993. Prior to Hewlett-Packard, Mr. Hirsch worked in finance positions with Valeo Inc., Gemplus S.C.A., SGS-Thomson Microelectronics, I.B.H. Holding S.A., Bendix Corporation and Ford Motor Company. He serves on the Board of Knowles Corporation, a New York Stock Exchange (NYSE)-listed global supplier of advanced micro-acoustic, audio processing, and specialty component solutions, serving the mobile consumer electronics, communications, medical, military, aerospace and industrial markets. Mr. Hirsch holds an MS degree in Computer Sciences from Toulouse University and an MS degree in Industrial Administration from Purdue University.
As Chief Financial Officer of a leading public technology company, and with significant finance expertise developed over several decades at technology and manufacturing companies in the U.S.A., EMEA and Asia Pacific, Mr. Hirsch brings senior leadership, finance (including U.S. GAAP), technology and global experience to the Board.
Mr. Hirsch currently is Chair of the Audit Committee and serves on the Nominating Committee. The Board of Directors has determined that he is an independent Director.

Neil Hunt 55 Years Old Director since 2010
Former Chief Product Officer, Netflix, Inc. U.K. and U.S. national
Neil Hunt is the former Chief Product Officer of Netflix, Inc., a California-based company offering the world’s largest Internet TV service operating in more than 50 countries worldwide. He was with Netflix from 1999 through July 2017, and was responsible for the design, implementation and operation of the technology at Netflix. Prior to his current position, he served as Vice President, Internet Engineering at Netflix from 1999 to 2002. From 1997 to 1999, Dr. Hunt was Director of Engineering for Rational Software, a California-based maker of software development tools, and he served in engineering roles at predecessor companies from 1991 to 1997. Dr. Hunt holds a Doctorate in Computer Science from the University of Aberdeen, U.K. and a Bachelors degree from the University of Durham, U.K.
Dr. Hunt’s significant expertise in technology, product development leadership and strategy, and his experience as a member of the senior leadership of a leading digital delivery company, provides the Board with technology, product strategy and global expertise as well as senior leadership.
Dr. Hunt currently is the Lead Independent Director and serves on the Compensation Committee and the Nominating Committee. The Board of Directors has determined that he is an independent Director.

Dimitri Panayotopoulos 65 Years Old Director since 2014
Senior Advisor, The Boston Consulting Group U.K. national
Dimitri Panayotopoulos is a Senior Advisor at The Boston Consulting Group, a global management consulting firm. Prior to joining The Boston Consulting Group in April 2014, Mr. Panayotopoulos served with The Procter & Gamble Company (“P&G”), a consumer brand company, from 1977 to 2014. At P&G, he served as Vice Chairman and Advisor to the Chairman & Chief Executive Officer at P&G from July 2013 to January 2014, Vice Chairman of Global Business Units from May 2011 to July 2013, Vice Chairman of Global Household Care Group from July 2007 to May 2011, Group President of Global Fabric Care from July 2004 to July 2007, President of Central and Eastern Europe, Middle East and Africa from July 2001 to July 2004, and President-Greater China from 1999 to July 2001. Mr. Panayotopoulos served in various executive, managerial and other positions with P&G in sales, brand management and advertising in Europe (including Switzerland), Egypt and the Far East from 1977 to 1999. He serves on the Board of British American Tobacco p.l.c., a London Stock Exchange (LSE)-listed global tobacco company. Mr. Panayotopoulos holds a BA degree from Sussex University, U.K.
Mr. Panayotopoulos brings senior leadership, strategic, financial, consumer brand marketing and global experience to the Board from his former leadership positions with P&G in a broad spectrum of regions.
Mr. Panayotopoulos currently serves on the Compensation Committee. The Board of Directors has determined that he is an independent Director.

Lung Yeh 61 Years Old Director since 2015
Managing Director, Enspire Capital U.S. national
Lung Yeh is the Managing Director of Enspire Capital, a Singapore-based venture capital and private equity firm focusing on technology, media and telecommunications, internet and mobile investments in Silicon Valley, China, Taiwan, Hong Kong and Singapore. Prior to joining Enspire Capital in 2004, Dr. Yeh was the Vice President of Business Development at Centrality Communications, Inc., a leading provider of GPS semiconductor platforms for high-functional mobile devices, from 2003 to 2004, a Founder and Chief Executive Officer of Pico Communications Inc., a provider of integrated Bluetooth and mobile Internet access and networking solutions, from 1999 to 2003, Vice President of the Communication and Internet Division of Creative Labs Ltd., a leader in digital entertainment products, from 1993 to 1998, a Founder and Chief Executive Officer of ShareVision Technology, Inc., a desktop videoconferencing technology company, from 1991 to 1993, and served in various management and technical positions at Apple Inc., NYNEX and Kodak, from 1985 to 1991. Dr. Yeh holds a BSEE in Communication Engineering from National Chiao-Tung University and a Ph.D. in Electrical Engineering from the University of Wisconsin – Madison.
Dr. Yeh has extensive investment and senior leadership experience, as a venture capitalist in Asia and the United States focused on multimedia, wireless and communications, and also as the founder and former Chief Executive Officer of several technology companies. He brings to the Board senior leadership, business development and global expertise.
Dr. Yeh currently serves on the Audit Committee. The Board of Directors has determined that he is an independent Director.

Other than the current employment and involvement noted above, no other Logitech Board member currently has material supervisory, management, or advisory functions outside Logitech. None of the Company’s directors holds any official functions or political posts.

Elections to the Board of Directors
Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating Committee.
Shareholder Recommendations and Nominees
Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., EPFL - Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland, or c/o Logitech Inc., 7700 Gateway Boulevard, Newark, CA 94560, USA.
Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2017 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”
If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.
The Nominating Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders.
The Nominating Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Board Composition” below. Shareholder recommendations to the Board of Directors should be sent to the above address.
Board Composition
The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific attributes, qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, we do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations.
The review and assessment of Board candidates and the current membership of the Board by the Nominating Committee and the Board includes numerous diverse factors, such as: independence; senior management experience; understanding of and experience in technology, finance, marketing and operations; international experience and geographic representation; age; and gender and ethnic diversity.

The priorities and emphasis of the Nominating Committee and of the Board with regard to these factors change from time to time to take into account changes in Logitech’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.
Listed below are key skills and experience that we currently consider important for our directors to have in light of our current business and structure. We do not expect each director to possess every attribute. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

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Senior Leadership Experience. Directors who have served in senior leadership positions are important to Logitech, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.

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Financial Expertise. Knowledge of financial markets and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Logitech’s structure, financial reporting, and internal control of such activities.

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Industry and Technical Expertise. Because we develop and manufacture hardware and software products, ship them worldwide, and sell to major consumer electronics distributors and retailers, expertise in hardware and software, and experience in supply chain, manufacturing and consumer products is useful in understanding the opportunities and challenges of our business and in providing insight and oversight of management.

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Brand Marketing Expertise. Because we are a consumer products company, directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

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Global Expertise. Because we are a global organization with research and development, and sales and other offices in many countries, directors with global expertise, particularly in Europe, the U.S. and Asia, can provide a useful business and cultural perspective regarding many significant aspects of our business.

Identification and Evaluation of Nominees for Directors
Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective Committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating Committee through shareholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely on information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Committee deems appropriate, including the use of paid third parties to review candidates.

Terms of Office of Directors
Each director is elected individually by a separate vote of shareholders. Until 2012, each director was elected for a term of three years. At the Company’s 2012 Annual General Meeting, shareholders approved a change such that each director, starting with the directors elected at the 2012 Annual General Meeting, will be subject to a term of one year. All ten of our current directors are being presented for re-election to the Board of Directors at the 2017 Annual General Meeting. Each director is eligible for re-election until his or her seventieth birthday. Directors may not seek reelection after they have reached 70 years of age or have served on the Board of Directors as a non-employee member for 12 years, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age or 12 years of service as a non-employee member of the Board of Directors during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairman coincides with his or her term of office as a director. A director may be indefinitely re-elected as Chairman, subject to the age and tenure limits mentioned above.
The year of appointment and remaining term of office as of March 31, 2017 for each director are as follows:

Name	Year First Appointed	Year Current Term Expires
Patrick Aebischer(1)	2016	Annual General Meeting 2017
Edouard Bugnion(1)	2015	Annual General Meeting 2017
Bracken Darrell(2)	2013	Annual General Meeting 2017
Sally Davis(1)	2007	Annual General Meeting 2017
Guerrino De Luca(2)	1998	Annual General Meeting 2017
Sue Gove(1)	2015	Annual General Meeting 2017
Didier Hirsch(1)	2012	Annual General Meeting 2017
Neil Hunt(1)	2010	Annual General Meeting 2017
Dimitri Panayotopoulos(1)	2014	Annual General Meeting 2017
Lung Yeh(1)	2015	Annual General Meeting 2017

(1)	Non-executive member of the Board of Directors.

(2)	Executive member of the Board of Directors.

Board Responsibilities and Structure
The Board of Directors is responsible for supervising the management of the business and affairs of the Company. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:

•	the signatory power of its members;

•	the approval of the budget submitted by the Chief Executive Officer;

•	the approval of investments or acquisitions of more than USD 10 million in the aggregate not included in the approved budgets;

•	the approval of any expenditure of more than USD 10 million not specifically identified in the approved budgets; and

•	the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.
The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.
Board Leadership Structure
The Board has since 1997 had a general practice that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. Since 1997, the Chairman has been a former Chief Executive Officer of the Company and has served as a full-time senior executive. Logitech believes that there are advantages to having a former Chief Executive Officer as Chairman, for matters such as: leadership continuity; day-to-day assistance to and oversight of the Chief Executive Officer and other executive officers; and facilitating communications and relations between the Board, the Chief Executive Officer, and other senior management.
Mr. De Luca, the Company’s former Chief Executive Officer and current Chairman, has served in that role since January 2008. On July 27, 2011, Mr. De Luca assumed the role of acting President and Chief Executive Officer, in addition to continuing his duties as Chairman, at the request of the Board of Directors. The Board appointed Bracken Darrell as President as of April 9, 2012, and he became the Chief Executive Officer as of January 1, 2013. The Board considered the holding of both the Chairman and Chief Executive Officer positions by Mr. De Luca as a temporary arrangement, and returned to its general practice of the positions being held by separate persons upon the appointment of Mr. Darrell as Chief Executive Officer.
The Chairman of the Board is elected by the shareholders on an annual basis, at the Annual General Meeting of Shareholders. The Secretary of the Board of Directors is appointed at the Board meeting coinciding with the Annual General Meeting of Shareholders. As of June 30, 2017, the Secretary was Mr. Bryan Ko, the Company’s General Counsel.
Role of the Chairman and of the Chief Executive Officer
The Chairman assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and he supports major transaction initiatives of Logitech.
The Chief Executive Officer manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:

•	defining and implementing short and medium term strategies;

•	preparing the budget, which must be approved by the Board of Directors;

•	reviewing and certifying the Company’s annual report;

•	appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;

•	taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;

•	carrying out Board resolutions;

•	reporting regularly to the Chairman of the Board of Directors on the activities of the business;

•	preparing supporting documents for resolutions that are to be passed by the Board of Directors; and

•	deciding on issues brought to his attention by executive officers.
The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to http://ir.logitech.com for copies of these documents.
Lead Independent Director
As appointed by the Board, Dr. Hunt serves as Lead Independent Director. The responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct. The Lead Independent Director is elected annually by the Independent Directors.
Means by Which the Board of Directors Supervises Executive Officers
The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.

•
At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides regular updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.

•	The offices of Chairman and Chief Executive Officer are generally separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.

•
Executive officers and other members of senior management, at the invitation of the Board, attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibility, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” below.

•
There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, led by the Lead Independent Director, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.

•
The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.

•
There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.

•
The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.

•	All non-executive Board members have access, at their request, to all internal Logitech information.

•	The head of the Internal Audit function reports to the Audit Committee.
The Board’s Role in Risk Oversight
One of the Board’s functions is oversight of risk management at Logitech. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s Committees.

The largest risk in any business typically is that the products and services it offers will not be met by customer demand, because of poor strategy, poor execution, lack of competitiveness, or some combination of these or other factors. The Board implements its risk oversight responsibilities, at the highest level, through regular reviews of the Company’s business, product strategy and competitive position, and through management and organizational reviews, evaluations and succession planning.
Within the broad strategic framework established by the Board, management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.
The Board’s risk oversight role is implemented at the full Board level, and also in individual Board Committees. The full Board receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion. Presentations and other information for the Board and Board Committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company. The Compensation Committee oversees issues related to the design and risk controls of compensation programs. The Audit Committee oversees issues related to internal control over financial reporting and Logitech’s risk tolerance in cash-management investments. The Board’s role in oversight does not have a direct impact on the Board’s leadership structure, which is discussed above.
Board Meetings
The Chairman sets the agenda for Board meetings, in coordination with the Chief Executive Officer. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.
The Chairman and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts or outside legal experts to assist the Board on matters it is considering.
The Board typically holds regularly scheduled Board meetings twice each quarter: once for a review and discussion of the Company, its strategy or both, which lasts a full day to a day-and-a-half and in which all directors participate in person except in special individual circumstances; and once for a quarterly earnings-related meeting, which typically lasts for approximately one hour or less and in which directors participate in person or by teleconference or video conference. Additional meetings of the Board may be held by teleconference or video conference and the duration of such meetings varies depending on the subject matters considered.
Emergency Resolutions
In case of emergency, the Chairman of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairman of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2017.
Independent Director Sessions
The Board of Directors has adopted a policy of regularly scheduled sessions of Board meetings where the independent directors meet to consider matters without management or non-independent directors present. During fiscal year 2017, separate sessions of the independent directors were held at four separate meetings.
Board Effectiveness
Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Board Committees
The Board has standing Audit, Compensation, and Nominating Committees to assist the Board in carrying out its duties. Each of the Board committees is composed entirely of directors that are independent in accordance with the published listing requirements of the Nasdaq Stock Market and Swiss corporate governance best practices guidelines. At each quarterly Board meeting, each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.
Each Committee has a written charter approved by the Board. The chair of each Committee determines the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work. The members of the Committees are identified in the following table:

Director	Audit	Compensation	Nominating
Patrick Aebischer
Edouard Bugnion		X
Bracken Darrell
Sally Davis		Chair	Chair
Guerrino De Luca
Sue Gove	X
Didier Hirsch	Chair		X
Neil Hunt		X	X
Dimitri Panayotopoulos		X
Lung Yeh	X

Attendance at Board, Committee and Annual Shareholders’ Meetings
In fiscal year 2017 the Board met ten times, nine of which were regularly scheduled meetings. In addition, the Audit Committee met eight times, the Compensation Committee met six times, and the Nominating Committee met five times. In addition to its meetings, the Board took three actions for approval by written consent during fiscal year 2017. We expect each director to attend each meeting of the Board and the Committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. All ten of our directors attended the 2016 Annual General Meeting. All of the incumbent directors attended at least 75% of the meetings of the Board and the Committees on which he or she served, except for Dr. Aebischer who attended 67% of the meetings of the Board during the portion of fiscal year 2017 on which he served on the Board. Dr. Aebischer joined the Board in September 2016, and the Board recognized at the time of his nomination that he had certain conflicts with some of the scheduled Board meetings during the portion of fiscal year 2017 on which he would serve on the Board if elected. Detailed attendance information for Board and Board Committee meetings during fiscal year 2017 is as follows:

	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee
# of meetings held	10	8	6	5
Patrick Aebischer(1)	4
Edouard Bugnion(2)	10		3
Kee-Lock Chua(3)	4	4		2
Bracken Darrell	10
Sally Davis	7		6	5
Guerrino De Luca	10
Sue Gove	10	8
Didier Hirsch	10	8		5
Neil Hunt(4)	10		6	2
Dimitri Panayotopoulos	9		5
Lung Yeh(5)	10	4

(1)	Dr. Aebischer was elected to the Board as of the Annual General Meeting on September 7, 2016, and attended four of the six Board meetings that were held after that date.

(2)
Dr. Bugnion was elected to the Compensation Committee as of the Annual General Meeting on September 7, 2016, and attended all three of the Compensation Committee meetings that were held after that date.

(3)
Mr. Chua did not stand for re-election as a director at the Annual General Meeting on September 7, 2016. He attended four of five Board meetings and two of the three Audit Committee meetings that were held prior to the Annual General Meeting.

(4)	Dr. Hunt was appointed to the Nominating Committee as of September 8, 2016, and attended both of the Nominating Committee meetings that were held after that date.

(5)	Dr. Yeh was appointed to the Audit Committee as of September 8, 2016, and attended all four of the Audit Committee meetings that were held after that date.

Audit Committee
The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:

•	reviews the adequacy of the Company’s internal controls and disclosure controls and procedures;

•
reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;

•	reviews and approves all non-audit work to be performed by the independent auditors;

•	reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;

•	reviews, before release, the quarterly results and interim financial data;

•
reviews with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management; and

•
reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommends that the Board of Directors include the audited financial statements in the annual report made available to shareholders.

The Audit Committee currently consists of Mr. Hirsch, Chairperson, Ms. Gove and Dr. Yeh. The Board has determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Mr. Hirsch and Ms. Gove are audit committee financial experts as defined by the applicable rules and regulations of the SEC.
The Audit Committee met eight times in fiscal year 2017. Four meetings were held in person on the day prior to the regularly scheduled quarterly Board meeting, for approximately two to three hours, and four were held by teleconference, for approximately one hour or less preceding the Company’s quarterly report of financial results. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller, Vice President of Internal Audit and General Counsel, Deputy General Counsel or Associate General Counsel attended each meeting, and representatives from the Company’s then-current auditors and independent registered public accounting firm, KPMG AG and KPMG LLP, respectively, also attended all eight of the meetings. Other members of management also participated in certain meetings. Four meetings also included separate sessions with representatives of the auditors and independent registered public accounting firm, with the Chief Financial Officer and with the head of Internal Audit.
Compensation Committee
The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and non-executive Board members and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.
The Compensation Committee currently consists of Ms. Davis, Chairperson, Dr. Bugnion, Dr. Hunt and Mr. Panayotopoulos. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of the Nasdaq Stock Market listing standards.

The Compensation Committee met six times in fiscal year 2017. At the Committee’s invitation, the Company’s Head of People & Culture and Head of Total Rewards attended each meeting, the Committee’s independent advisor from Agnès Blust Consulting attended all six meetings, and the Committee’s independent advisor from Compensia attended five of the six meetings. Four of the meetings were held in person and five of the six meetings lasted for approximately one hour to three hours or more. In addition to its meetings, the Committee took five actions for approval by written consent during fiscal year 2017.
Please refer to the Company’s Compensation Report for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.
Nominating Committee
The Nominating Committee is composed of at least three members, with each of the members being non-executive, independent directors. Among its duties, the Nominating Committee:

•	evaluates the composition of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;

•	determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;

•	evaluates and makes recommendations of nominees for election to the Board of Directors; and

•	evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs.
The Nominating Committee may and typically does retain an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.
The Nominating Committee currently consists of Ms. Davis, Chairperson, Mr. Hirsch and Dr. Hunt. The Board of Directors has determined that each of Ms. Davis, Mr. Hirsch and Dr. Hunt meets the independence requirements of the Nasdaq Stock Market listing standards. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating Committee met five times in fiscal year 2017. The meetings were held in person or by teleconference and lasted approximately half-an-hour to one hour.
Technology and Innovation Committee
Subsequent to the end of fiscal year 2017, the Company created a joint Board and management Technology and Innovation Committee as an informal forum to allow management to draw on the expertise and experience of our Board members and to foster communication between members of management and the members of the Board and better understanding by members of the Board of the Company’s technology and innovation strategies, plans, opportunities and issues. The Technology and Innovation Committee currently consists of Board members Dr. Aebischer, Dr. Bugnion, Dr. Hunt and Dr. Yeh, all of whom have advanced technical degrees and have been Chief Technology Officers at technology companies or have founded and managed technology companies, and the Company’s Chief Technology Officer, Chief Design Officer and Chief Information Officer.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

Communications with the Board of Directors
Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:
Logitech International S.A.
Attn: Corporate Secretary
EPFL - Quartier de l’Innovation
Daniel Borel Innovation Center
1015 Lausanne, Switzerland
All such shareholder communications will be forwarded to the appropriate member or members of the Board of Directors or, if none is specified, to the Chairman of the Board of Directors.

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Security Ownership
Security Ownership of Certain Beneficial Owners and Management as of June 30, 2017
In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2017 by:

•
each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2017;

•	each director and each nominee for director;

•	the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and

•	all directors and current executive officers as a group.

Beneficial Owners(1)	Number of Shares Owned(2)	Shares that May be Acquired Within 60 Days(3)	Total Beneficial Ownership	Total as a Percentage of Shares Outstanding(4)
5% shareholders:
BlackRock, Inc.(5)	8,907,311	—	8,907,311	5.4%
Directors, not including the Chairman or
the CEO:
Patrick Aebischer(6)	—	—	—	*
Edouard Bugnion	13,578	—	13,578	*
Sally Davis	100,922	—	100,922	*
Sue Gove	7,720	—	7,720	*
Didier Hirsch	46,878	—	46,878	*
Neil Hunt	52,410	—	52,410	*
Dimitri Panayotopoulos	23,230	—	23,230	*
Lung Yeh	7,720	—	7,720	*
Nominees for Director:
Wendy Becker	—	—	—	*
Neela Montgomery	—	—	—	*
Named Executive Officers:
Guerrino De Luca	279,676	160,000	439,676	*
Bracken Darrell	732,797	1,700,000	2,432,797	1.5%
Vincent Pilette	311,878	—	311,878	*
Marcel Stolk	56,941	—	56,941	*
L. Joseph Sullivan	132,333	—	132,333	*
Current Directors and Executive Officers
as a Group (13)	1,766,083	1,860,000	3,626,083	2.2%

*	Less than 1%

(1)
    Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Logitech International S.A., EPFL, Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland / 7700 Gateway Boulevard, Newark, California 94560.

(2)
    To Logitech’s knowledge, except as otherwise noted in the footnotes to this table, each director and executive officer has sole voting and investment power over the shares reported as beneficially owned in accordance with SEC rules, subject to community property laws where applicable.

(3)
    Includes shares represented by vested, unexercised options as of June 30, 2017 and options and restricted stock units that are expected to vest within 60 days after June 30, 2017. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on 163,909,945 shares outstanding on June 30, 2017 (173,106,620 shares outstanding less 9,196,675 treasury shares outstanding).

(5)
    The number of shares held by BlackRock, Inc. and its subsidiaries is based on a notification filed with the SIX Exchange Regulation on May 9, 2017. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)	Dr. Aebischer was first elected as a director of the Company at the Annual General Meeting on September 7, 2016.

Share Ownership Guidelines
Members of the Board of Directors and executive officers and other officers who report directly to the Chief Executive Officer or President are subject to share ownership guidelines.
Directors are required to own Logitech shares with a market value equal to 3 times the annual Board retainer under guidelines adopted by the Board in June 2006 and revised in June 2013. Directors are required to achieve this ownership within five years of joining the Board, or, in the case of directors serving at the time the guidelines were originally adopted, within five years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any capital adjustments, and will be reevaluated by the Board from time to time. As of June 30, 2017, each director had either satisfied these ownership guidelines or had time remaining to do so.
The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the Chief Executive Officer or President effective September 2008 and revised in September 2013. These guidelines now apply to executive officers and other officers who report directly to the Chief Executive Officer. These guidelines require:

•	the Chief Executive Officer to hold a number of Logitech shares with a market value equal to 5 times his annual base salary;

•	the Chief Financial Officer to hold a number of Logitech shares with a market value equal to 3 times his annual base salary;

•
executive officers, other than the Chief Executive Officer and Chief Financial Officer, to hold a number of Logitech shares with a market value equal to 2 times their respective annual base salaries; and

•	remaining officers who report directly to the Chief Executive Officer to hold a number of Logitech shares with a market value equal to their respective annual base salaries.
Officers subject to the guidelines are required to achieve the guideline within five years of being appointed to the position making them subject to the guideline, or, in the case of such officers serving at the time the guidelines were originally adopted, within five years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. Up to 50% of the guideline may be met through the net value of vested, unexercised stock options. If the guideline is not met within five years, the Chief Executive Officer must hold 100% of his after-tax shares resulting from option exercises or other equity incentive awards until the guideline is reached, and all other executive officers and Chief Executive Officer direct reports must hold at least 50% of the net shares resulting from option exercises or other equity incentive awards until the guideline is reached. In addition, if the guideline is not met, the officer will have 50% of the after-tax value of any earned bonuses under the Leadership Team Bonus Program paid in fully vested Logitech shares. As of June 30, 2017, all of the executive officers and other officers who report directly to Chief Executive Officer had either satisfied these ownership guidelines or had time remaining to do so.

Certain Relationships and Related Transactions
Our Policies
It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Business Ethics and Conflict of Interest Policy, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board, and any transaction that is a related party transaction under U.S. securities laws must be approved by the Audit Committee or another independent committee of the Board.

Nasdaq Rules and Swiss Best Corporate Governance Practices
Nasdaq rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors and nominees to be a director, other than Mr. Darrell and Mr. De Luca, qualifies as “independent” in accordance with the Nasdaq rules. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The Nasdaq independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC Rules
In addition to the Logitech and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them.
Logitech has a long-standing relationship with the École Polytechnique Fédérale de Lausanne (EPFL) and has based its Swiss headquarters on the EPFL campus since 2013. In fiscal year 2017, we did approximately USD 2.3 million of business with the EPFL and the EPFL Innovation Park, a foundation controlled by the EPFL and other entities. The payments primarily covered our office lease and related payments. We also engaged in research projects, event and organization sponsorships, and other projects with the EPFL. In September 2016, Patrick Aebischer, the President of the EPFL, joined our board of directors. Dr. Aebischer retired as President of the EPFL at the end of December 2016. In January 2017, Edouard Bugnion, one of our non-employee directors, became Vice President for Information Systems at the EPFL. Dr. Aebischer and Dr. Bugnion are also professors at the EPFL.
Other than the EPFL, since April 1, 2016 we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed USD 120,000 and in which any current director, director nominee, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.
None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2017: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

Independent Auditors
Under Logitech’s Articles of Incorporation, the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.
Logitech’s independent auditors for fiscal year 2017 were KPMG AG, Zurich, Switzerland. KPMG AG assumed its first audit mandate for Logitech in fiscal year 2015. They were elected by the shareholders as Logitech’s auditors at the Annual General Meeting in December 2014 and re-elected at the Annual General Meetings in September 2015 and September 2016. For purposes of U.S. securities law reporting, KPMG LLP, Santa Clara, California, served as the Company’s independent registered public accounting firm for fiscal year 2017. Together, KPMG AG and KPMG LLP are referred to as “KPMG.” As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.
Representatives of KPMG were invited to attend all regular meetings of the Audit Committee. During fiscal year 2017, KPMG representatives attended all of the Audit Committee meetings. The Committee met separately four times with representatives of KPMG in closed sessions of Committee meetings.
On a quarterly basis, KPMG reports on the findings of their audit and/or review work including their audit of Logitech’s internal control over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between KPMG and management. At each quarterly Board meeting, the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves KPMG’s audit plan and evaluates the performance of KPMG and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by KPMG as to its independence.

Audit and Non-Audit Fees
The following table sets forth the aggregate fees billed to us for the audit and other services provided by KPMG during the fiscal years ended March 31, 2017 and 2016 (in thousands):

	2017	2016
Audit fees(1)	$3,124	$2,991
Audit related fees(2)	47	196
Tax fees(3)	120	123
Total	$3,291	$3,310

(1)
Audit fees. This category includes fees for the audit of our financial statements in our Annual Report on Form 10-K, fees for the audit of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, fees for the review of the interim condensed financial statements in our Quarterly Reports on Form 10-Q, and fees for the services that are normally provided by KPMG in connection with statutory and regulatory filings or other engagements and accounting and reporting consultations related to Lifesize discontinued operations.

(2)	Audit-related fees. This category includes fees for the due diligence related to the Jaybird acquisition.

(3)	Tax fees. This category includes fees related to the 2015 and 2014 tax compliance and tax consulting services.

Pre-Approval Procedures and Policies
The Audit Committee pre-approves all audit and non-audit services provided by KPMG. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of KPMG fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.
The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by KPMG with a set dollar limit per type of service. The Vice President, Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by KPMG.

Report of the Audit Committee

The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as KPMG, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.
The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2017, with our management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017.
Submitted by the Audit Committee of the Board
Didier Hirsch, Chairperson
Sue Gove
Lung Yeh

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.
We believe that all Section 16(a) filing requirements were met in fiscal year 2017, with the exceptions noted below:

•
A late Form 4 report was filed for Vincent Pilette on June 21, 2016 to report the vesting of performance share units, and the forfeiture of shares to satisfy tax withholding obligations arising out of the vesting of performance share units, on June 15, 2016.

Compensation Report for Fiscal Year 2017
This Compensation Report has been designed to comply with both the proxy statement rules under U.S. securities laws and Swiss regulations. For Swiss law purposes, this Report is supplemented by a Remuneration Report prepared in compliance with the Ordinance against excessive compensation in stock exchange listed companies in Switzerland (the “Minder Ordinance”). This Report is an integrated part of our Annual Report, Invitation, and Proxy Statement for our 2017 Annual General Meeting.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to assist our shareholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for fiscal year 2017. It also explains how we determined the material elements of compensation for our Chief Executive Officer, our Chief Financial Officer, and the three executive officers (other than our Chief Executive Officer and Chief Financial Officer) who were our most highly-compensated executive officers for fiscal year 2017, and who we refer to as our “Named Executive Officers.” For fiscal year 2017, our Named Executive Officers were:

•	Guerrino De Luca, our Executive Chairman;

•	Bracken Darrell, our President and Chief Executive Officer;

•	Vincent Pilette, our Chief Financial Officer;

•	Marcel Stolk, our Executive Chairman, Logitech Europe S.A. and Senior Vice President, Creativity & Productivity Business Group; and

•	L. Joseph Sullivan, our Senior Vice President, Worldwide Operations.

Executive Summary
The Compensation Committee believes the design of our executive compensation programs has and will continue to meet our goal of providing our executives with market-competitive compensation packages that provide for above market rewards when Logitech outperforms both our internal goals and the overall market, and limited rewards when Logitech’s performance does not meet these objectives. Overall, our Compensation Committee has developed executive compensation programs that it believes will provide an incentive to drive the Company’s performance and reward both our shareholders and our executives.
Fiscal Year 2017 Business Highlights
Logitech had a successful fiscal year 2017 demonstrating the strength of our strategy. We delivered our best annual retail sales growth in six years. We continued to introduce innovative new products and improved cost and working capital management. We grew net sales across almost all our product categories and in all our regions. Many categories - Video Collaboration, Mobile Speakers, Gaming, and Smart Home - grew double digits, and PC Peripherals saw solid growth too. We improved our financial fundamentals, delivering our highest gross margin in Company history while growing retail sales by 14%. Our cash flow from operations grew 52%, the highest level in seven years. Our total shareholder return for the period April 1, 2016 to March 31, 2017 was 105%, which outperformed the S&P 500, the Nasdaq 100 and the SMI Expanded for the same period. Please see the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report for a more detailed discussion of our fiscal year 2017 financial results.

Executive Compensation Highlights
The incentives created by our executive compensation program drive outstanding performance and have contributed to our growth and stockholder value creation and demonstrate our commitment to pay-for-performance. Consistent with our strong performance and compensation philosophy, the Compensation Committee took the following compensation actions for our executive officers for fiscal year 2017:

Named Executive Officer	FY 2017 Base Salary Increase from FY 2016	FY 2017 Annual Bonus as a Percentage of Target Bonus	FY 2017 Annual Time-Based Restricted Stock Units Award (Grant Date Fair Value)	FY 2017 Annual Performance-Based Restricted Stock Units Award (Grant Date Fair Value)
Guerrino De Luca	0%	200%	$184,512	$265,447
Bracken Darrell	8%	200%	$1,660,530	$2,388,962
Vincent Pilette	0%	200%	$738,017	$1,061,786
Marcel Stolk	3%	200%	$351,615	$504,348
L. Joseph Sullivan	3%	200%	$221,408	$318,536
Emphasis on Variable and Performance-Based Compensation
The annual compensation of our executive officers varies from year to year based on our corporate financial and operational results and individual performance. Our executive compensation program emphasizes “variable” performance-based pay over “fixed” pay and seeks to balance short-term and long-term incentives as well as performance-based and time-based incentives. In fiscal year 2017, the majority of the target total direct compensation of our CEO consisted of performance-based pay, including cash awarded under our annual bonus plan and long-term incentives in the form of performance-based equity awards for which value is based on achievement of performance criteria. Fixed pay, primarily consisting of base salary, made up only 15% of our CEO’s target total direct compensation in fiscal year 2017, while variable pay, consisting of both annual bonus and long-term equity incentives, made up 85% of his target total direct compensation. This same philosophy was applied to our other executive officers. The following charts show the percentages of target variable pay versus target fixed pay for fiscal year 2017:

Executive Compensation Best Practices
We strive to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. We have the following executive compensation policies and practices in place, including both those that we have implemented to drive performance and those that either prohibit or minimize behaviors that we do not believe serve our shareholders’ long-term interests:
What We Do

•	Compensation Committee Independence – Our Board of Directors maintains a Compensation Committee comprised solely of independent directors.

•	Independent Compensation Committee Advisors – The Compensation Committee engages and retains its own independent advisors and reviews their independence.

•
Annual Compensation Review – The Compensation Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group and other information used for comparative purposes.

•
Compensation-Related Risk Assessment – The Compensation Committee conducts an annual evaluation of our compensation programs, policies, and practices, to ensure that they are designed to reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.

•
Emphasize Performance-based Incentive Compensation – The Compensation Committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align the interests of our executive officers with the interests of our shareholders.

•
Emphasize Long-Term Equity Compensation – The Compensation Committee uses equity awards to deliver long-term incentive compensation opportunities to our executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

•
Limited Executive Perquisites – We generally do not provide perquisites or other personal benefits to our executive officers. The executive officers participate in our health and welfare benefit programs on the same basis as all of our employees.

•
Stock Ownership Policy – We maintain a stock ownership policy for our directors and executive officers which requires each of them to own a specified amount of our registered shares as a multiple of their salary or annual board retainer.

•
Compensation Recovery Policy – We have adopted a policy that provides for the recoupment of bonus and other incentive compensation and equity compensation from our executive officers resulting from fraud or intentional misconduct of an executive officer or if the executive officer knew of the fraud or misconduct.

•
“Double-Trigger” Change of Control Arrangements in Equity Award Agreements – The post-employment equity compensation arrangements for our executive officers are based on a “double-trigger” arrangement that provides for acceleration of time-based equity only in the event of (i) a change in control of the Company and (ii) a qualifying termination of employment. As noted below, we do not have any cash payment related to termination of employment or change of control.

•
Prohibition on Hedging and Pledging – Under our Insider Trading Policy, we prohibit our executive officers from hedging any Company securities owned by them and from pledging any Company securities owned by them as collateral for a loan.

•	Succession Planning – Our Board of Directors reviews on an annual basis our succession strategies and plans for our most critical positions.

What We Do Not Do

•
No Severance or Change of Control Arrangements – To comply with the Minder Ordinance we have terminated all severance and change of control arrangements (other than acceleration of vesting of equity awards as provided in our equity award agreements) for executive officers, including members of our Group Management Team (Messrs. Darrell, Pilette, Stolk and Sullivan).

•
No Special Retirement Programs – Other than our Section 401(k) plan and our Swiss Pension plan generally available to all employees in the U.S. and Switzerland, respectively, we do not offer defined benefit or contribution retirement plans or arrangements for our executive officers.

•
No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments in connection with any compensation element for our executive officers, other than for our standard relocation benefits. This means we do not provide any excise tax “gross-up” or tax reimbursement in connection with any change of control payments or benefits.

•	No Unearned Dividends – We do not pay dividends or dividend equivalents on unvested or unearned restricted stock unit or performance-based restricted stock unit awards.

•	No Stock Option Repricing – We do not reprice options to purchase our registered shares without shareholder approval.
Say-on-Pay
As required under the U.S. securities laws, Logitech provides shareholders the ability to periodically cast advisory votes on executive compensation, as reflected in the proposals for our 2017 Annual General Meeting. We remain committed to providing clear and thorough disclosure on our executive compensation practices and actions, and our Compensation Committee will carefully consider the voting results.
Beginning in 2015, in compliance with the Minder Ordinance, we instituted annual binding shareholder votes on the aggregate compensation amounts for our directors and for members of our Group Management Team consistent with the compensation structure that shareholders approved in amendments to our Articles of Incorporation at our 2014 Annual General Meeting.
At our 2015 Annual General Meeting, shareholders approved a maximum aggregate amount of compensation for the Board of Directors of CHF 4,600,000 for the 2015 - 2016 Board Year and for the Group Management Team of USD 19,200,000 for fiscal year 2017. The total actual compensation paid for the 2015 -2016 Board Year was CHF 3,866,3261. The total actual compensation paid to members of the Group Management Team for fiscal year 2017 was USD 15,430,100.
At our 2016 Annual General Meeting, 85% of the votes cast on our annual Say-on-Pay proposal supported the compensation of our named executive officers, 93% approved the aggregate compensation for the board of directors for the 2016 to 2017 board year and 90% approved the aggregate compensation of our Group Management Team for fiscal year 2018. The Compensation Committee was mindful of shareholder support for our pay-for-performance compensation philosophy in maintaining our general compensation practices and setting fiscal year 2017 compensation for our executive officers. Our CEO and CFO regularly speak with our shareholders about the Company, our performance and strategy and communicate any feedback on our compensation plans back to the Compensation Committee which it considers when making compensation decisions. We will continue to engage with our shareholders and consider the results from this year’s and future advisory and binding votes on executive compensation as well as feedback from shareholders. For more information regarding our annual Say-on-Pay proposal for fiscal year 2017 and our binding votes on aggregate compensation, see Proposal 2 – Advisory vote to approve executive compensation, Proposal 9 – Approval of Compensation for the Board of Directors for the 2017 to 2018 Board Year and Proposal 10 – Approval of Compensation for the Group Management Team for Fiscal Year 2019.

Compensation Philosophy and Guiding Principles
We have designed our executive compensation program to:

•	Provide compensation sufficient to attract and retain the level of talent needed to create and manage an innovative, high-growth, global company in highly competitive and rapidly evolving markets;
____________________
1The portion of Board compensation attributable to our Executive Chairman, typically calculated on a fiscal year basis, is estimated based on actual equity grants made and bonuses paid during the applicable Board year and pro-rated amounts for his salary and other compensation for each fiscal year in the applicable Board year by month.

•	Support a performance-oriented culture;

•
Maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking by factoring in both annual and long-term performance;

•	Provide a balance between short-term and long-term objectives and results;

•	Align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value; and

•	Reflect the executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution through long-term equity incentive awards.
However, while compensation is a central part of attracting, retaining, and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for our shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference are also a key part of Logitech’s success in attracting, motivating, and retaining executives and employees.
The Compensation Committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary or appropriate. In designing and implementing the various elements of our executive compensation program, the Compensation Committee considers market and industry practices, as well as our compensation structure’s tax efficiency and its impact on our financial condition. While the Compensation Committee considers all of these factors in its deliberations, it places no formal weighting on any one factor.
The Compensation Committee evaluates our compensation philosophy and program objectives on an annual basis or more frequently as circumstances require.

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers. The Compensation Committee has the authority to retain compensation consultants and other advisors, including legal counsel, to assist in carrying out its responsibilities. The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and updated as warranted. The charter is available on our Company website at http://ir.logitech.com.
While the Compensation Committee determines our overall compensation philosophy and approves the compensation of our executive officers, it considers the recommendations of its compensation consultants and other advisors, as well as our CEO, our CFO, our head of People & Culture, and our compensation department. The Compensation Committee makes all final decisions regarding executive compensation, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. The Compensation Committee meets on a regularly-scheduled basis and at other times as needed. The Compensation Committee periodically reviews compensation matters with our Board of Directors. The chair of the Compensation Committee reports to the Board of Directors on the activities of the Compensation Committee at quarterly board meetings, and the minutes of the Compensation Committee meetings are available to the members of the Board of Directors.
Before the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program to assess whether our compensation elements, actions, and decisions (i) are properly coordinated, (ii) are aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below.
The factors considered by the Compensation Committee in determining the compensation of our executive officers for fiscal year 2017 included:

•	Each individual executive’s performance;

•	Each individual executive’s skills, experience, qualifications and marketability;

•	The Company’s performance against financial goals and objectives;

•	The Company’s performance relative to both industry competitors and its compensation peer group;

•	The positioning of the amount of each executive’s compensation in a ranking of peer compensation;

•	The compensation practices of the Company’s peer group; and

•	The recommendations of our CEO (except with respect to his own compensation and the compensation of our Executive Chairman) as described below.
The Compensation Committee did not weight these factors in any predetermined or formulaic manner in making its decisions. The members of the Compensation Committee considered this information in light of their individual experience, knowledge of the Company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.
As part of this process, our Executive Chairman works closely with the Compensation Committee in determining the compensation of our CEO. The Compensation Committee, in consultation with the other non-employee members of the Board of Directors, also evaluates the performance of our Executive Chairman and our CEO each year and makes all decisions regarding their base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. Our Executive Chairman and our CEO are not present during any of the deliberations regarding their own compensation.
Role of our CEO
Our CEO works closely with the Compensation Committee in determining the compensation of our other executive officers, excluding our Executive Chairman. Typically, our CEO works with the Compensation Committee to recommend the structure of the annual bonus plan, and to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected measures. Our CEO also works with the Compensation Committee to determine the appropriate form and performance goals for our equity compensation program.
At the beginning of each year, our CEO reviews the prior year’s performance of our executive officers who report to him and then makes recommendations to the Compensation Committee for each element of compensation. Using his evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, these recommendations cover base salary adjustments, target annual cash bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards for each of our executive officers (other than himself and our Executive Chairman) based on our results, the individual executive officer’s contribution to these results, and the executive officer’s performance toward achieving the executive officer’s individual performance goals. The Compensation Committee then reviews these recommendations and makes decisions as to the target total direct compensation of each executive officer, as well as each individual compensation element.

While the Compensation Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by its compensation consultants, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.
Role of Compensation Consultants
Pursuant to its charter, the Compensation Committee has the authority to engage its own compensation consultants and other advisors, including legal counsel, as it determines in its sole discretion, to assist in carrying out its responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Compensation Committee. The Compensation Committee may replace its compensation consultants or hire additional advisors at any time.

In fiscal year 2017, pursuant to this authority, the Compensation Committee engaged Compensia, Inc., a U.S. compensation consulting firm, and Agnès Blust Consulting, a Swiss compensation consulting firm. The Compensation Committee engages compensation consultants to provide information, analysis, and other assistance relating to our executive compensation programs on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by the independent compensation consultants in fiscal year 2017 were as follows:

•	reviewed and recommended updates to the compensation peer group;

•	provided advice with respect to compensation best practices and market trends for executive officers and members of our Board of Directors;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board of Directors;

•	conducted a compensation risk assessment;

•	assisted in our equity compensation strategy and proposal for an equity compensation plan pool increase; and

•	provided legislative updates and ad hoc advice and support throughout the year.
The independent compensation consultants attend Compensation Committee meetings as requested and also communicate with the Compensation Committee outside of meetings. The compensation consultants report to the Compensation Committee rather than to management, although the compensation consultants typically meet with members of management, including our CEO and members of our executive compensation staff, for purposes of understanding proposals that management may make to the Compensation Committee.
The Compensation Committee has assessed the independence of the compensation consultants taking into account, among other things, the six independence-related factors as set forth in Exchange Act Rule 10C-1 issued by the SEC under the Dodd–Frank Wall Street Reform and Consumer Protection Act and the enhanced independence standards and factors set forth in the applicable listing standards of the Nasdaq Stock Market, and has concluded that its relationship with each independent compensation consultant and the work of each of them on behalf of the Compensation Committee has not raised any conflict of interest. Compensia and Agnès Blust Consulting have not provided any other services to us and have received no compensation other than with respect to the services described above.

Compensation Peer Group
As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data.
For fiscal year 2017, at the direction of the Compensation Committee, the compensation consultant evaluated the existing compensation peer group and used the criteria set forth in the following table to objectively identify companies for inclusion in the group:

Criteria	Rationale
Industry	We compete for talent with companies in the following industries: • Technology • Consumer Products
Financial Scope	Our Named Executive Officer compensation should be similar to senior managers at companies that have comparable financial characteristics including revenue and market capitalization.
Other Factors
As appropriate, we utilize additional refinement criteria (objective or subjective) such as revenue growth, profitability, valuation, headcount, or business model.
U.S. publicly traded companies. Although we are a Swiss company, in certain circumstances we compete for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley.

Based on these criteria, the Compensation Committee selected the following peer group of 16 publicly-traded companies, which it subsequently approved and then used as a reference when making compensation decisions with respect to setting compensation for fiscal year 2017:

Belden Inc.		Super Micro Computer
Brocade Communications Systems, Inc.	Knowles Corporation	Synaptics Inc.
Diebold, Incorporated	Lexmark International, Inc.	Trimble Navigation Limited
Garmin Ltd.	NETGEAR, Inc.	VeriFone Systems, Inc.
GoPro, Inc.	Plantronics, Inc.	Zebra Technologies Corporation
Hasbro, Inc.	Polycom, Inc.

JDS Uniphase was removed from the peer group as it split into two companies and was replaced by Super Micro Computer.

The following table sets forth the revenue and market capitalization of the fiscal 2017 compensation peer group as of February 2016 as compared to the same data for Logitech:

(in millions)	Revenue	Market Capitalization
75th Percentile	$2,864	$3,180
50th Percentile	2,238	1,772
25th Percentile	1,687	1,507
Logitech	2,054	2,576
Percentile Rank	42%	60%
The table reflects available revenue information for four quarters as of February 1, 2016 and 30-day average market capitalization as of February 1, 2016, as provided by Compensia.

The market analysis provided by Compensia, and considered by the Compensation Committee in its review of our executive officers’ compensation, compares Logitech to multiple sources of data: the compensation peer group described above, a broad custom survey of similarly sized technology companies, and a broad custom survey of technology companies that are larger than Logitech (the “next tier”). The broad technology survey data, which is necessary to provide market data where we do not have publicly disclosed information from our peers, consists of 75 companies that participated in the Radford survey with comparable revenue and market profile to the compensation peer group. The “next tier” data, which provides the Compensation Committee a view of the compensation levels for larger companies with which we compete for talent, consists of 21 technology companies with annual revenue and market cap a tier higher than Logitech’s peer group selection criteria: revenue between approximately $4 billion and $16 billion and a market cap between approximately $6 billion and $45 billion.
The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors (as described above) that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements
The three primary elements of our executive compensation programs are (1) base salary, (2) annual cash bonus opportunities, and (3) long-term incentives in the form of equity awards, as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base salary	• Individual performance, level of experience, and contributions.
•    Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position.

Annual cash bonuses	• Achievement of pre-established corporate performance objectives (for fiscal year 2017, focused on growing revenue and profitability), as well as management objectives and individual contributions.
•    Motivates executive officers to achieve above target performance.
•    Generally, performance levels are established to incentivize our executive officers to achieve or exceed performance objectives. For fiscal year 2017, payouts for corporate performance objectives could range from 0% to 200%, depending on actual achievement.

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Long-term incentives/equity awards
•    Achievement of corporate performance objectives designed to enhance long-term shareholder value and attract, retain, motivate, and reward executive officers over extended periods for achieving important corporate objectives.

•    Provide a variable “at risk” pay opportunity that aligns executive and shareholder interests through annual equity awards that vest over multiple years.
•    Because the ultimate value of these equity awards is directly related to the market price of our registered shares, and the awards are only earned over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term shareholder value.
•    Performance-based equity links compensation to key financial metrics, such as revenue growth and profitability, that require strong performance for target or any substantial vesting to occur, and provides an extraordinary payout if performance significantly exceeds that of the objective or the benchmark group.
•    Vesting requirements promote retention.

Our executive officers also participate in the standard employee benefit plans available to most of our employees. Each of these compensation elements is discussed in greater detail below, including a description of the particular elements, how each element fits into our overall executive compensation program, and a discussion of the amounts of compensation paid to our executive officers in fiscal year 2017 under each of these elements.
Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, competitive and market considerations, and the base salaries of our other executive officers.
Thereafter, the Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In fiscal year 2017, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a competitive market analysis performed by Compensia, the scope of each executive officer’s role, and the recommendations of our CEO (except with respect to his own base salary and the base salary of our Executive Chairman), as well as the other factors described above. Following this review, the Compensation Committee set the base salaries of our executive officers at levels that it believed were appropriate to maintain their competitiveness and provided a base salary increase to Messrs. Darrell, Stolk and Sullivan. The Compensation Committee approved a base salary increase for Mr. Darrell from $825,000 to $890,000 to bring his target total cash compensation to a competitive level in line with CEOs in our peer group.

The base salaries of our executive officers for fiscal year 2017 were as follows:

Named Executive Officer	Fiscal Year 2017 Base Salary	Fiscal Year 2016 Base Salary	Percentage Adjustment
Guerrino De Luca	$500,000	$500,000	0%
Bracken Darrell	$890,000	$825,000	8%
Vincent Pilette	$600,000	$600,000	0%
Marcel Stolk	CHF 539,215	CHF 523,510	3%
L. Joseph Sullivan	$455,800	$442,500	3%
The base salaries of our executive officers during fiscal year 2017 are set forth in the “2017 Summary Compensation Table” below.
Annual Cash Bonuses
We use annual bonuses to motivate our executive officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.
Typically, the Compensation Committee establishes cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our actual corporate and their individual performance over our fiscal year. The cash bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses or no bonus when we do not achieve these objectives.
In fiscal year 2017, the Compensation Committee determined cash bonus opportunities for our executive officers pursuant to the cash bonus plan for fiscal year 2017 under the Logitech Management Performance Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, the Compensation Committee had the authority to select the performance measures and related target levels applicable to the annual cash bonus opportunities for our executive officers.
Target Bonus Opportunities
For fiscal year 2017, the target annual cash bonus opportunities for each of our executive officers under the Bonus Plan, expressed as a percentage of his annual base salary, were as follows:

Named Executive Officer	Annual Base Salary	Target Bonus Opportunity (as a percentage of base salary)	Target Bonus Opportunity ($)
Guerrino De Luca	$500,000	100%	$500,000
Bracken Darrell	$890,000	125%	$1,112,500
Vincent Pilette	$600,000	100%	$600,000
Marcel Stolk	CHF 539,215	80%	CHF 431,372
L. Joseph Sullivan	$455,800	75%	$341,850
In setting the amount of the target annual cash bonus opportunities, the Compensation Committee takes into account competitive market data and the individual’s role and contribution to performance. No changes were made to the target annual cash bonus opportunities for the executive officers for fiscal year 2017.
Corporate Performance Objectives
For purposes of the Bonus Plan, the Compensation Committee selected Revenue and Non-GAAP Operating Income as the corporate performance measures for fiscal year 2017. Each of these corporate performance measures was equally weighted. The Compensation Committee believed these performance measures were appropriate for our business because they provided a balance between growing our business, generating revenue, managing our expenses, and increasing profitability, which it believes most directly influences long-term shareholder value. The Compensation Committee established target performance levels for each of these measures at levels that it believed to be challenging, but attainable, through the successful execution of our Board-approved annual operating plan.

For purposes of the Bonus Plan, the corporate performance measures were to be calculated as follows:

•
“Revenue” meant Net Sales measured in “constant currency” (CC), which excludes the impact of currency exchange rate fluctuations. The target constant currency sales are calculated by translating sales in each local currency at the forecast exchange rate for that currency at the beginning of the performance period. The actual revenue in the performance period is translated in each local currency using the same forecast exchange rate to determine the performance achievement against the performance target. For additional information regarding “constant currency” sales, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report; and

•
“Non-GAAP Operating Income” meant GAAP Operating Income from continuing operations, excluding share-based compensation expense, amortization of intangible assets, purchase accounting effect on inventory, acquisition-related costs, change in fair value of contingent consideration for business acquisition, restructuring charges (credits), gain(loss) on equity-method investment, investigation and related expenses, non-GAAP income tax adjustment and other items.

The threshold, target, and maximum levels of achievement for each corporate performance measure and their respective payment levels were as follows:

Corporate Performance Measure	Threshold Performance Level	Threshold Payment Level	Target Performance Level	Target Payment Level	Maximum Performance Level	Maximum Payment Level
Revenue CC	96%	25%	100%	100%	105%	200%
Non-GAAP Operating Income	84%	50%	100%	100%	109%	200%
For any bonus payment to be made under the fiscal year 2017 Bonus Plan, the threshold performance requirements had to be met for each of the corporate performance measures. In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payment amount was to be calculated ratably between each designated segment determined by straight-line interpolation.
The Compensation Committee established the following target levels for each of the corporate performance measures under the Bonus Plan:

Corporate Performance Measure	Weighting	Fiscal Year 2017 Target Level
Revenue CC	50%	$2,015M
Non-GAAP Operating Income	50%	$193M
Individual and Business Group Performance
For executive officers who are business group or regional leaders, we factor in financial metrics with respect to their areas of responsibility, which the Compensation Committee believes are critical to driving long-term shareholder value. As a result, Mr. Stolk’s target annual cash bonus opportunity was based 50% on achievement of the corporate performance measures described above and 50% on measures specific to the performance of the business group for which he is responsible.
In addition to the corporate performance objectives, 25% of the annual cash bonuses for our executive officers, other than our CEO and our Executive Chairman, can be adjusted based on each executive officer’s individual performance and other factors as reviewed and assessed by our CEO.

2017 Performance Results and Bonus Decisions
For fiscal year 2017, the Compensation Committee determined that our actual achievement with respect to the corporate financial objectives under the Bonus Plan was as follows:

Corporate Performance Measure	Weighting	Fiscal Year 2017 Target Level	Fiscal Year 2017 Actual Result	Fiscal Year 2017 Performance Level	Fiscal Year 2017 Funding Percentage
Revenue CC	50%	$2,015M	$2,203M (1)	109%	200%
Non-GAAP Operating Income	50%	$193M	$252M(1)	131%	200%
Calculated Result					200%

(1)
These are the fiscal year 2017 actual constant currency and non-GAAP results comparable to the USD and GAAP results reported in our Annual Report on Form 10-K. The Compensation Committee made its determinations based on the preliminary results reported in our earnings press release and Current Report on Form 8-K: Revenue CC of $2,189M and Non-GAAP Operating Income of $238M, representing 109% and 123% of fiscal year 2017 performance levels, respectively. The increases in the actual results did not affect the fiscal year 2017 funding percentage of 200%.

The actual achievement under the Bonus Plan produced a funding percentage based on the corporate performance measures at a 200% level.
Based on its review of our overall corporate and business group performance, and taking into account the CEO’s recommendations with respect to individual performance for the executive officers, other than himself and the Executive Chairman, the Compensation Committee approved bonus payments as follows for our executive officers for fiscal year 2017:

Named Executive Officer	Target Annual Cash Bonus Opportunity	Actual Annual Cash Bonus Payment	Percentage of Target Annual Cash Bonus Opportunity
Guerrino De Luca	$500,000	$1,000,000	200%
Bracken Darrell	$1,112,500	$2,225,000	200%
Vincent Pilette	$600,000	$1,200,000	200%
Marcel Stolk	CHF 431,372	CHF 862,744	200%
L. Joseph Sullivan	$341,850	$683,700	200%
The Compensation Committee determined that the bonus amounts reflected our strong year and growth path, driven by our executive officers and for:

•	Messrs. De Luca and Darrell reflected the achievement of the corporate performance measures described above.

•
Mr. Pilette appropriately reflected his strong performance in reducing operating expenses, reorganizing and managing the Finance organization, and contributing to the strong performance of the Company and various strategic initiatives.

•	Mr. Stolk reflected the achievement of the corporate performance measures described above and business group performance for which he is responsible.

•	Mr. Sullivan reflected his performance in cost and inventory management and managing the worldwide operations of the Company.
The annual cash bonuses paid to our executive officers for fiscal year 2017 are set forth in the “2017 Summary Compensation Table” below.
Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to motivate our executive officers by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our registered shares. We use performance-based restricted stock unit (“PSU” or “Performance Share Unit”) and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. The Compensation Committee views equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives, as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, our registered shares underlying these awards are ever earned or purchased. The Compensation Committee further believes these awards enable us to attract and retain key talent in our industry and aligns our executive officers’ interests with the long-term interests of our shareholders. The Compensation Committee uses PSUs and RSUs because they are less dilutive than stock options.
At the beginning of fiscal year 2017, the Compensation Committee approved equity awards for our executive officers in recognition of our financial results and each executive officer’s individual performance for fiscal year 2016 and expected future contributions. In determining the amount of each executive officer’s equity award, the Compensation Committee took into consideration the recommendations of our CEO (except with respect to his own equity award and the Executive Chairman’s equity award), as well as the factors described above. The Compensation Committee considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on shareholder value. The Compensation Committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.
The equity awards for our executive officers were composed of 60% PSUs and 40% time-based RSUs that may be settled for our registered shares. The equity awards granted to our executive officers in fiscal year 2017 were as follows:

	Performance Share Units		Restricted Stock Units
Named Executive Officer	Number of Shares	Grant Date Fair Value	Number of Shares	Grant Date Fair Value
Guerrino De Luca	18,700	$265,447	12,467	$184,512
Bracken Darrell	168,296	$2,388,962	112,198	$1,660,530
Vincent Pilette	74,800	$1,061,786	49,866	$738,017
Marcel Stolk	35,530	$504,348	23,687	$351,615
L. Joseph Sullivan	22,440	$318,536	14,960	$221,408
Performance-Based RSUs
The PSU awards granted to our executive officers in fiscal year 2017 were to be earned based on two performance measures – 50% based on Logitech’s relative total shareholder return (“TSR”) and 50% based on achievement of a Non-GAAP Operating Margin metric. The Compensation Committee believes that measuring a company’s performance with multiple metrics provides a more complete picture of the Company’s performance.
Relative TSR
The PSUs under this portion of the award are performance-based compensation because Logitech’s relative TSR performance must be at or above the minimum threshold percentile against the Nasdaq-100 Index over the three-year performance period in order for the executive officer to earn any shares from the PSU award. If, at the end of the performance period, threshold performance is achieved, the number of shares in which the executive officer vests is pro-rated according to the Company’s actual level of performance.
The Compensation Committee believes this measure is well aligned to shareholders' interest as it focuses on relative share performance against other mid- to large-size technology companies.
For purposes of the PSUs, relative TSR reflects (i) the aggregate change in the 30-day average closing price of Logitech shares against the companies in the Nasdaq-100 Index, and (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested in shares when paid, each at the beginning and the end of a three-year performance period.
The vesting structure of the fiscal year 2017 PSUs is summarized below:

Percentile Rank of Logitech TSR Against Nasdaq-100 Index TSR	Percentage of Shares that Vest
Below 30th Percentile Rank	0%
30th Percentile Rank (threshold)	50%
50th Percentile Rank (target)	100%
75th Percentile Rank and Above (maximum)	150%

The vested percentage attributable to a TSR Percentile Rank between the 30th and 50th percentiles, or between the 50th and 75th percentiles, is determined by straight-line interpolation.
Non-GAAP Operating Margin
The PSUs under this portion of the award are eligible to vest only if Logitech achieves a target level of Non-GAAP Operating Margin over four consecutive trailing quarters during the three-year performance period. Non-GAAP Operating Margin is defined as Logitech’s four-consecutive-quarter cumulative Non-GAAP Operating Income (as reported by the Company in or at the time of its quarterly earnings press release furnished to the SEC and/or submitted to the SIX Swiss Stock Exchange) divided by Logitech’s four-consecutive-quarter cumulative Net Sales (as similarly reported by the Company). Provided the performance requirement is achieved within the three-year timeframe, the award will vest over three years.
PSUs Vesting in Fiscal Year 2017
The PSUs granted in April 2014 completed the 3-year measurement period on March 31, 2017 and vested on April 15, 2017 at 150% of target. The amount vesting was dependent on Logitech’s Total Shareholder Return (TSR) relative to the NASDAQ 100 over the performance period from April 1, 2014 through March 31, 2017 and Logitech’s percentile ranking. Our average stock price at the beginning of the period was $15.76 and our ending average stock price was $32.64 (assuming dividends were reinvested). Therefore, for this period our TSR was 107.16% and our stock performed above the 93rd percentile, which resulted in a 150% payout.
For the PSUs granted in April 2016, the target level of 9% Non-GAAP Operating Margin was achieved over the four quarters of fiscal year 2017. Therefore, 100% of the shares of those PSUs are eligible to vest and one-third of the shares vested on May 15, 2017. The remaining two-thirds of the award will vest thereafter in equal annual installments over the next two years.
Restricted Stock Unit Awards
The RSU awards granted to our executive officers in fiscal year 2017 were subject to a time-based vesting requirement and have a four-year vesting period, in four equal annual installments based on the continued service of the executive officer on each such vesting date.
The equity awards granted to our executive officers in fiscal year 2017 are set forth in the “2017 Summary Compensation Table” and the “2017 Grants of Plan-Based Awards Table” below.
Welfare and Health Benefits
We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), for our employees in the U.S., including our executive officers, that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the plan. In addition, all contributions are deductible by us when made.
All participants’ interests in their deferrals are 100% vested when contributed under the plan. In fiscal year 2017, we made matching contributions into the Section 401(k) plan for our employees, including our executive officers. Under the plan, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.
In compliance with the Swiss federal pension law, we maintain a Cash Balance pension plan for our employees in Switzerland, with employee and employer contributions, which provides benefits in case of retirement, death or disability due to sickness.
In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We provide vacation and other paid holidays to all employees, including our executive officers. We also offer our employees the opportunity to participate in the Logitech Employee Share Purchase Plans.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based on regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Deferred Compensation Plan
Eligible employees, including our executive officers based in the United States, may also participate in the Logitech Inc. Deferred Compensation Plan and a predecessor plan, which are unfunded and unsecured plans that allow employees of

Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on up to 80% of their base salary and up to 90% of their bonus or commission compensation.
Under the plan, compensation may be deferred until termination of employment or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants from a number of mutual funds selected by Logitech Inc.’s 401(k) and Deferred Compensation Committee. The earnings credited to the participants are intended to be funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding executive officer participation in the deferred compensation plans can be found in the “Non-Qualified Deferred Compensation Table for Fiscal Year 2017” below.
Because the executive officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the “Non-Qualified Deferred Compensation Table” below.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements
We have extended written employment agreements or offer letters or both to each of our executive officers, including our CEO and our other executive officers. Each of these arrangements was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit or retain candidates with the requisite experience and skills to manage a growing business in a dynamic environment.
Accordingly, it recognized that it would need to develop competitive compensation packages to attract or retain qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, a target annual cash bonus opportunity, and, in some instances, a recommendation for an equity award.

Post-Employment Compensation
In 2015, to comply with the Minder Ordinance, we eliminated all change of control and severance arrangements with our executive officers, including all members of our Group Management Team. However, the Company continues to grant “double trigger” change of control arrangements with respect to time-based vesting in equity award agreements, and “double trigger” change of control equity vesting acceleration arrangements in outstanding equity awards remain in effect.
The purpose of the Change of Control provisions in equity award agreements is to support retention in the event of a prospective change of control. The RSU and PSU award agreements for our executive officers generally provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements if the executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason (a “double trigger”).
In the event of an involuntary termination within 12 months after a change of control with respect to awards granted before fiscal year 2015:

•	All unvested shares subject to the RSUs will vest in full.

•
100% of the shares subject to the PSUs will vest if the change of control occurred within 1 year after the grant date of the PSUs. If the change of control occurs more than 1 year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.

In the event of an involuntary termination within 12 months after a change of control with respect to awards granted in fiscal year 2015 or later:

•	All RSUs and PSUs containing time-based elements would accelerate in full with respect to shares that are subject to time-based vesting.

•	No shares subject to performance-based vesting requirements would accelerate.
To determine the level of acceleration of equity awards that may be provided in connection with a change of control, the Compensation Committee considered the requirements of the Minder Ordinance, the impact on shareholders, and market practices.
Logitech does not provide any payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control.
For a summary of the post-employment compensation arrangements with our executive officers, see “—Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies
Stock Ownership Policy
We believe that stock ownership by our directors and executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our shareholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of our registered shares. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The current ownership levels are as follows:

Named Executive Officer	Minimum Required Level of Stock Ownership
Chief Executive Officer	5x Base Salary
Chief Financial Officer	3x Base Salary
Other Executive Officers	2x Base Salary
Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright by the executive officer and 50% of vested, unexercised stock options. Newly hired or promoted executives have five years from the date of the commencement of their appointment to attain these ownership levels. The CEO must hold 100% of his after-tax shares until the ownership requirements are met. The other executive officers must hold at least 50% of their after-tax shares until the ownership requirements are met. If an executive officer does not meet the applicable guideline by the end of the five-year period, the executive officer will have 50% of the after-tax value of any earned bonuses under the Leadership Team Bonus Program paid in fully vested Logitech shares. Our CEO and each of our other executive officers have either currently satisfied his or her required stock ownership levels or have remaining time to achieve the required levels of ownership.
Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Security Ownership - Share Ownership Guidelines” above.
Compensation Recovery Policy
In June 2010, the Compensation Committee adopted a policy regarding the recovery of compensation paid to an executive officer or the principal accounting officer of the Company (a “clawback”). Under the terms of the policy we may recover bonus amounts, equity awards or other incentive compensation awarded or paid within the prior three years to a covered officer if the Compensation Committee determines the compensation was based on any performance goals that were met or exceeded as a result, in whole or in part, of the officer’s fraud or misconduct, or the officer knew at the time of the existence of fraud or misconduct that resulted in performance goals being met or exceeded, and a lower amount would otherwise have been awarded or paid to the officer. In addition, under the policy Logitech may recover gains realized on the exercise of stock options or on the sale of vested shares by an executive officer or the principal accounting officer if, within three years after the date of the gains or sales, Logitech discloses the need for a significant financial restatement, other than a financial restatement solely because of revisions to U.S. GAAP, and the Compensation Committee determines that the officer’s fraud or misconduct caused or partially caused the need for the restatement, or the covered officer knew at the time of the existence of fraud or misconduct that resulted in the need for such restatement.
In addition, our 2006 Stock Incentive Plan and our Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant, whether or not an executive officer:

•	has committed an act of embezzlement, fraud or breach of fiduciary duty;

•	makes an unauthorized disclosure of any Logitech trade secret or confidential information; or

•	induces any customer to breach a contract with Logitech.
Any decision to suspend or cause a forfeiture of any award held by an executive officer under the 2006 Stock Incentive Plan or the Management Performance Bonus Plan is subject to the approval of the Board of Directors. The Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding claw-back policies required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Equity Award Grant Practices
Determination of long-term equity incentive awards
The Compensation Committee is responsible for approving which executive officers should receive equity incentive awards, when the awards should be made, the vesting schedule, and the number of shares or other rights to be granted. Long-term equity incentive awards to executive officers may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board.
Timing of grants
Long-term equity incentive award grants to executive officers are typically and predominantly approved at regularly scheduled, predetermined meetings of the Compensation Committee. These meetings are generally scheduled at least 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. On limited occasions, grants may be approved at an interim meeting of the Compensation Committee or by written consent, for the purpose of approving the hiring and compensation package for newly hired or promoted executives.
In fiscal year 2017, grants were made to non-executive new hires and promoted employees through regularly scheduled monthly written consents of the Compensation Committee or approval by the CEO pursuant to authority delegated to him by the Compensation Committee. We do not have any program, plan, or practice to select equity compensation grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.
Derivatives Trading, Hedging, and Pledging Policies
We have adopted a policy prohibiting our employees, including our executive officers, and members of our Board of Directors from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer or member of our Board of Directors may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
We also have adopted a policy prohibiting the pledging of our securities by our employees, including our executive officers, and members of our Board of Directors.

Tax and Accounting Considerations
Accounting and Tax Treatment of Executive Compensation
Favorable accounting and tax treatment of the various elements of our executive compensation program is a relevant consideration in its design.
However, the Company and the Compensation Committee have placed a higher priority on structuring flexible compensation programs to promote the recruitment, retention, and performance of our officers than on maximizing tax deductibility. Section 162(m) of the Code, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation that Logitech may deduct in any one year with respect to certain executive officers. The Compensation Committee has the ability through the use of the Logitech International S.A. 2006 Stock Incentive Plan to grant awards that qualify as “performance-based compensation” exempt from that $1 million limitation but, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible, and has in the past and will in the future make compensation awards that do not qualify to be exempt from the $1 million limitation when it believes that it is appropriate to meet its compensation objectives.
In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Section 718, on its decisions in determining the forms of different equity awards.

Compensation Risks Assessment
The Compensation Committee conducts an annual review, with the assistance of its compensation consultant, of Logitech’s compensation programs to assess the risks associated with their design and associated risk controls. The Compensation Committee reviews in particular the following compensation programs and associated practices:

•	Equity awards granted under the 2006 Stock Incentive Plan.

•	Management Performance Bonus Plan.

•	Employee Performance Bonus Plan.

•	Sales Commission Plans.

•	Change of Control Agreements.
As in past years, based on its March 2017 review, the Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Compensation Committee
The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Logitech’s 2017 Invitation and Proxy Statement and Annual Report.
Compensation Committee
Sally Davis, Chairperson
Edouard Bugnion
Neil Hunt
Dimitri Panayotopoulos

Summary Compensation Table for Fiscal Year 2017
The following table provides information regarding the compensation and benefits earned during fiscal years 2017, 2016, and 2015 by our named executive officers. For more information, please refer to the “Compensation Disclosure and Analysis,” as well as the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Name and Principal Position	Year	Salary ($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(2)	Changes in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Guerrino De Luca	FY17	500,000	—	449,959	—	1,000,000	—	25,493	1,975,452
Chairman of the Board	FY16	500,000	—	494,241	—	675,000	—	22,820	1,692,061
	FY15	500,000	—	427,389	—	565,000	—	18,994	1,511,383
Bracken Darrell	FY17	889,000	—	4,049,492	—	2,225,000	—	49,992	7,213,484
President and Chief	FY16	825,000	—	4,942,274	—	1,392,188	—	49,875	7,209,337
Executive Office	FY15	825,000	—	4,408,594	—	1,165,313	—	27,531	6,426,438
Vincent Pilette	FY17	600,000	—	1,799,803	—	1,200,000	—	54,732	3,654,535
Chief Financial Officer	FY16	557,308	—	1,969,226	—	870,000	—	65,680	3,462,214
	FY15	500,000	—	2,701,247	—	560,000	—	16,816	3,778,063
Marcel Stolk(4)	FY17	546,350	—	855,964	—	874,650	—	98,633	2,375,597
Executive Chairman, Logitech Europe S.A. and SVP, C&P Business Group	FY16	538,587	—	738,305	—	581,674	—	100,056	1,958,622
	FY15	564,558	345,091	826,097	—	546,492	—	104,583	2,386,821
L Joseph Sullivan	FY17	455,595	—	539,944	—	683,700	—	22,581	1,701,820
Senior Vice President,	FY16	442,385	—	593,105	—	464,625	—	22,364	1,522,479
Worldwide Operations	FY15	427,500	—	545,602	—	362,306	—	17,687	1,353,095

(1)
    These amounts do not represent the actual economic value realized by the named executive officer. Under SEC rules, the values reported in the “Stock Awards” column reflect the aggregate grant date fair value of grants stock awards to each of the listed officers in the fiscal years shown. The key assumptions and methodology of valuation of stock awards and stock options are presented in Note 6 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders. No stock options were granted to our named executive officers during fiscal years 2015, 2016 or 2017.

For FY17: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2017 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY17, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. De Luca, $376,805; (b) in the case of Mr. Darrell, $3,391,164; (c) in the case of Mr. Pilette $1,507,220; (d) in the case of Mr. Stolk, $715,930; and (e) in the case of Mr. Sullivan, $452,166.
For FY16: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2016 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY16, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. De Luca, $399,519; (b) in the case of Mr. Darrell, $3,995,151; (c) in the case of Mr. Pilette $1,331,717; (d) in the case of Mr. Stolk, $599,296; and (e) in the case of Mr. Sullivan, $479,451.
For FY15: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2015 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY15, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. De Luca, $402,062; (b) in the case of Mr. Darrell, $4,147,341; (c) in the case of Mr. Pilette $1,851,528; (d) in the case of Mr. Stolk, $779,949; and (e) in the case of Mr. Sullivan, $518,509.

(2)
    Except as noted below, reflects amounts earned under the Logitech Management Performance Bonus Plan. This non-equity incentive plan compensation was earned during the applicable fiscal year but, for executive officers, was paid during the next fiscal year in accordance with the terms of the Logitech Management Performance Bonus Plan.

(3)	Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation.”

(4)
    Mr. Stolk’s fiscal year 2017 compensation amounts in Swiss Francs were converted using the 12 month average (April 2016 to March 2017) exchange rate of 1 Swiss Franc to 1.0138 U.S. Dollars. Mr. Stolk’s fiscal year 2016 compensation amounts in Swiss Francs were converted using the 12 month average (April 2015 to March 2016) exchange rate of 1 Swiss Franc to 1.0288 U.S. Dollars. Mr. Stolk’s fiscal year 2015 compensation amounts in Swiss Francs were converted using the 12 month average (April 2014 to March 2015) exchange rate of 1 Swiss Franc to 1.0784 U.S. Dollars. In January 2015, Mr. Stolk received a special retention bonus of CHF 320,000 (or $345,091 in U.S. Dollars) in recognition of his leadership role in helping transform Logitech.

ALL OTHER COMPENSATION TABLE

Name	Year	Tax Preparation Services ($)	401(k) ($)(1)	Group Term Life Insurance ($)	Relocation or Travel in lieu of Relocation ($)(2)	Defined Benefit Pension Plan Employer Contrib. ($)(3)	Other Awards ($)	Total ($)
Guerrino De Luca	FY17	—	8,258	17,235	—	—	—	25,493
	FY16	—	7,565	15,255	—	—	—	22,820
	FY15	—	7,800	11,194	—	—	—	18,994
Bracken Darrell	FY17	31,679	8,400	9,913	—	—	—	49,992
	FY16	33,695	6,998	9,182	—	—	—	49,875
	FY15	12,181	8,559	6,791	—	—	—	27,531
Vincent Pilette	FY17	—	7,950	5,827	40,955	—	—	54,732
	FY16	—	8,835	4,947	51,898	—	—	65,680
	FY15	—	8,473	2,946	1,672	—	3,725	16,816
Marcel Stolk	FY17	—	—	—	—	98,633	—	98,633
	FY16	—	—	—	—	100,056	—	100,056
	FY15	—	—	—	—	104,583	—	104,583
L Joseph Sullivan	FY17	—	8,522	14,059	—	—	—	22,581
	FY16	983	8,101	13,280	—	—	—	22,364
	FY15	—	7,673	9,592	—	—	422	17,687

(1)	Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.

(2)	Represents costs associated with Mr. Pilette’s extended business travel.

(3)	Represents the matching contributions to the Logitech Employee Pension Fund in Switzerland, which are available to all of our similarly-situated regular employees who are on our Swiss payroll.

Grants of Plan-Based Awards Table for Fiscal Year 2017
The following table sets forth certain information regarding grants of plan-based awards to each of our executive officers during fiscal year 2017. For more information, please refer to the “Compensation Disclosure and Analysis.”

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value ($)(4)
Name	Type	Grant Date (MM/DD/YY)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Actual $(2)	Threshold (#)	Target (#)	Maximum (#)
Guerrino De Luca	RSU	04/15/16	04/15/16	—	—	—	—	—	—	—	12,467	184,512
	PSU(5)	04/15/16	04/15/16	—	—	—	—	4,675	9,350	14,025	—	141,933
	PSU(6)	04/15/16	04/15/16	—	—	—	—	9,350	9,350	9,350	—	123,514
	FY17 Bonus	n/a	n/a	187,500	500,000	1,000,000	1,000,000	—	—	—	—	—
Bracken Darrell	RSU	04/15/16	04/15/16	—	—	—	—	—	—	—	112,198	1,660,530
	PSU(5)	04/15/16	04/15/16	—	—	—	—	42,074	84,148	126,222	—	1,277,367
	PSU(6)	04/15/16	04/15/16	—	—	—	—	84,148	84,148	84,148	—	1,111,595
	FY17 Bonus	n/a	n/a	417,188	1,112,500	2,225,000	2,225,000	—	—	—	—	—
Vincent Pilette	RSU	04/15/16	04/15/16	—	—	—	—	—	—	—	49,866	738,017
	PSU(5)	04/15/16	04/15/16	—	—	—	—	18,700	37,400	56,100	—	567,732
	PSU(6)	04/15/16	04/15/16	—	—	—	—	37,400	37,400	37,400	—	494,054
	FY17 Bonus	n/a	n/a	225,000	600,000	1,200,000	1,200,000	—	—	—	—	—
Marcel Stolk	RSU	04/15/16	04/15/16	—	—	—	—	—	—	—	23,687	351,615
	PSU(5)	04/15/16	04/15/16	—	—	—	—	8,883	17,765	26,648	—	269,673
	PSU(6)	04/15/16	04/15/16	—	—	—	—	17,765	17,765	17,765	—	234,676
	FY17 Bonus	n/a	n/a	163,997	437,325	874,650	874,650	—	—	—	—	—
L Joseph Sullivan	RSU	04/15/16	04/15/16	—	—	—	—	—	—	—	14,960	221,408
	PSU(5)	04/15/16	04/15/16	—	—	—	—	5,610	11,220	16,830	—	170,320
	PSU(6)	04/15/16	04/15/16	—	—	—	—	11,220	11,220	11,220	—	148,216
	FY17 Bonus	n/a	n/a	128,194	341,850	683,700	683,700	—	—	—	—	—

(1)
    The amounts in these columns reflect potential payouts with respect to each applicable performance period for the fiscal year 2017 bonus programs under the Bonus Plan described in “Compensation Discussion and Analysis” above.

(2)
    The amounts in this column reflect actual payouts with respect to each applicable performance period for the fiscal year 2017 bonus programs under the Bonus Plan. The actual payout amounts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal year 2017.

(3)	RSUs vest at a rate of 25% per year over four years, on each yearly anniversary of the grant date.

(4)
    These amounts do not represent the actual economic value realized by the named executive officer. Amounts in this column represent the grant date fair value of RSUs calculated in accordance with Accounting Standards Codification (ASC) 718 but does not include any reduction for estimated forfeitures. For performance-based RSUs (“PSUs”) based on Total Shareholder Return (“TSR”), that number is calculated by multiplying the value determined using the Monte Carlo method by the target number of units awarded. For RSUs and PSUs based on Non-GAAP Operating Income Margin, that number is calculated based on the closing price of Logitech shares on the grant date multiplied by the number of shares granted, adjusted for dividend yield. The key assumptions for the valuation of the PSUs are presented in Note 6 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2017.

(5)
Represents PSUs based on relative TSR. All shares subject to the PSU vesting conditions are unvested. The actual amount, if any, of shares that will vest under the PSU grants will not be known until March 31, 2019. The actual amount, if any, that may vest depends on Logitech’s TSR performance versus the Nasdaq-100 Index TSR benchmark over the performance period.

(6)
    Represents PSUs based on Non-GAAP Operating Income Margin. All shares subject to the PSU have achieved the performance vesting condition. One-third of the shares vested under the PSU grants on May 15, 2017. The remaining two-thirds of the shares will vest in two equal installments on April 15, 2018 and April 15, 2019.

(7)	Mr. Stolk’s bonus amounts were converted using the 12 month average (April 2016 to March 2017) exchange rate of 1 Swiss Franc to 1.0138 U.S. Dollars.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements and Offer Letters
We have entered into employment agreements or offer letters with each of our named executive officers. The employment agreements and offer letters generally provide that the compensation of the named executive officer is subject to the sole discretion of the Compensation Committee or the Board of Directors. The compensation earned by the named executive officers in fiscal year 2017 was not the result of any terms of their employment agreements or offer letters.
Performance-Based Vesting Conditions
Please refer to “Compensation Disclosure and Analysis—Compensation Elements—Annual Cash Bonuses” for a discussion of the performance measures applicable to the Bonus Plan during fiscal year 2017. In addition, please refer to “Compensation Disclosure and Analysis—Compensation Elements—Long-Term Incentive Compensation” for a discussion of performance measures under the PSUs granted to executive officers during fiscal year 2017.

Outstanding Equity Awards at Fiscal Year 2017 Year-End Table
The following table provides information regarding outstanding equity awards for each of our named executive officers as of March 31, 2017. This table includes unexercised and unvested stock options, unexercised and unvested performance stock options, unvested PSUs, and unvested RSUs.
Unless otherwise specified, options and RSUs vest at a rate of 25% per year on each of the first four anniversaries of the grant date. The market value for stock options, including Premium Priced Options or PPOs and Performance Stock Options or PSOs, is calculated by taking the difference between the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year ($31.87 on March 31, 2017) and the option exercise price, and multiplying it by the number of outstanding options. The market value for stock awards (RSUs and PSUs at target) is determined by multiplying the number of shares subject to such awards by the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year.

		Option Awards				Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($) Share	Option Exercise Date (MM/DD/YY)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Guerrino De Luca	04/01/08	15,000	26.67	04/01/18	78,000	—		—	—		—
	04/01/09	15,000	10.64	04/01/19	318,450	—		—	—		—
	01/04/13	130,000	7.83	01/04/23	3,125,200	—		—	—		—
	04/15/13	—	—	—	—	5,000		159,350	—		—
	04/15/14	—	—	—	—	6,536		208,302	19,608	(2)	624,907
	04/15/15	—	—	—	—	11,191		356,657	11,191		356,657
	04/15/15	—	—	—	—	7,460	(3)	237,750	—		—
	04/15/16	—	—	—	—	9,350	(4)	297,985	9,350		297,985
	04/15/16	—	—	—	—	12,467		397,323	—		—
	Total	160,000			3,521,650	52,004		1,657,367	40,149		1,279,549
Bracken Darrell	04/16/12	500,000	8.03	04/16/22	11,920,000	—		—	—		—
	04/16/12	400,000	14.05	04/16/22	7,128,000	—		—	—		—
	04/16/12	400,000	16.06	04/16/22	6,324,000	—		—	—		—
	04/16/12	400,000	20.08	04/16/22	4,716,000	—		—	—		—
	04/15/13	—	—	—	—	44,250		1,410,248	—		—
	04/15/14	—	—	—	—	67,420		2,148,675	202,260	(2)	6,446,026
	04/15/15	—	—	—	—	111,909		3,566,540	111,909		3,566,540
	04/15/15	—	—	—	—	74,606	(3)	2,377,693	—		—
	04/15/16	—	—	—	—	84,148	(4)	2,681,797	84,148		2,681,797
	04/15/16	—	—	—	—	112,198		3,575,750	—		—
	Total	1,700,000			30,088,000	494,531		15,760,703	398,317		12,694,363
Vincent Pilette	03/25/15	—	—	—	—	55,104		1,756,164	55,105		1,756,196
	03/25/15	—	—	—	—	18,368	(3)	585,388	—		—
	04/15/15	—	—	—	—	55,954		1,783,254	37,303		1,188,847
	04/15/15	—	—	—	—	24,868	(3)	792,543	—		—
	04/15/16	—	—	—	—	37,400	(4)	1,191,938	37,400		1,191,938
	04/15/16	—	—	—	—	49,866		1,589,229	—		—
	Total	—			—	241,560		7,698,517	129,808		4,136,981
Marcel Stolk	04/15/13	—	—	—	—	15,000		478,050	—		—
	04/15/14	—	—	—	—	12,678		404,048	38,037	(2)	1,212,239
	04/15/15	—	—	—	—	11,191		356,657	16,787		535,002
	04/15/15	—	—	—	—	16,786	(3)	534,970	—		—
	04/15/16	—	—	—	—	17,765	(4)	566,171	17,765		566,171
	04/15/16	—	—	—	—	23,687		754,905	—		—
	Total	—			—	97,107		3,094,800	72,589		2,313,411
L. Joseph Sullivan	10/02/07	50,000	30.09	10/02/17	89,000	—		—	—		—
	04/15/13	—	—	—	—	10,000		318,700	—		—
	04/15/14	—	—	—	—	5,944		189,435	17,835	(2)	568,401
	05/14/14	—	—	—	—	2,600		82,862	7,800	(2)	248,586
	04/15/15	—	—	—	—	13,429		427,982	13,430		428,014
	04/15/15	—	—	—	—	8,953	(3)	285,332	—		—
	04/15/16	—	—	—	—	11,220	(4)	357,581	11,220		357,581
	04/15/16	—	—	—	—	14,960		476,775	—		—
	Total	50,000			89,000	67,106		2,138,668	50,285		1,602,583

(1)
The actual conversion, if any, of the PSUs based on TSR granted in each of fiscal years 2015, 2016 and 2017 into Logitech shares following the conclusion of the 3-year performance period will range between 50% and 150% of that target amount, depending upon Logitech’s TSR performance versus the Nasdaq-100 index TSR benchmark over the performance period. The actual conversion, if any, of the remaining PSUs granted in fiscal year 2015, 2016 and 2017 is dependent on the achievement of non-GAAP operating margin.

(2)
The actual conversion of the PSUs based on relative TSR granted in fiscal year 2015 into Logitech shares was 150% of that target amount, based on Logitech’s TSR performance versus the Nasdaq-100 index TSR benchmark from April 1, 2014 to March 31, 2017, which was ratified by the Compensation Committee subsequently in April 2017.

(3)
One-third of the PSUs based on non-GAAP operating margin granted in March and April 2015 vested subsequently in May 2016 as the performance goal was achieved as of March 31, 2016 and confirmed by the Compensation Committee in May 2016. One-third of the award vested on April 15, 2017 and the remaining one-third of the award will vest on April 15, 2018.

(4)
One-third of the PSUs based on non-GAAP operating margin granted in April 2016 vested subsequently in May 2017 as the performance goal was achieved as of March 31, 2017 and confirmed by the Compensation Committee in May 2017. The remaining two thirds will vest in equal annual increments over 2 years on the second and third anniversaries of the grant dates.

Option Exercises and Stock Vested Table for Fiscal Year 2017
The following table provides the number of shares acquired and the value realized upon exercise of stock options and the vesting of PSUs and RSUs during fiscal year 2017 by each of our named executive officers.

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Guerrino De Luca	50,000	94,290	60,730	1,691,956
Bracken Darrell	—	—	582,566	16,602,113
Vincent Pilette	—	—	153,710	3,933,409
Marcel Stolk	225,000	2,881,413	167,532	4,058,446
L. Joseph Sullivan	185,000	1,931,822	113,227	2,746,080

(1)
    The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Based on the closing trading price of Logitech shares on the Nasdaq Global Select Market on the date of vesting of underlying awards.

Pension Benefits Table for Fiscal Year 2017
Marcel Stolk has been a participant in Logitech’s Swiss Pension plan, which is a benefit offered to all eligible Swiss employees. No other executive officers are beneficiaries under any pension plan benefits maintained by Logitech.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Guerrino De Luca	n/a	n/a	—
Bracken Darrell	n/a	n/a	—
Vincent Pilette	n/a	n/a	—
Marcel Stolk	Logitech Employee Pension Fund	6.00	1,000,303
L. Joseph Sullivan	n/a	n/a	—

Non-qualified Deferred Compensation Table for Fiscal Year 2017
The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. U.S. Deferred Compensation Plan during fiscal year 2017 and at fiscal year-end.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Logitech Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Guerrino De Luca	—	—	—	—	—
Bracken Darrell	—	—	—	—	—
Vincent Pilette	—	—	—	—	—
Marcel Stolk	—	—	—	—	—
L. Joseph Sullivan	232,313	—	118,035	—	1,091,283

(1)
Amounts are included in the Summary Compensation table in the “Non-equity Incentive Plan Compensation” column for fiscal year 2017. All contributions were made under the Logitech Inc. Deferred Compensation Plan.

(2)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

Narrative Disclosure to Non-Qualified Deferred Compensation Table
Please refer to “Compensation Disclosure and Analysis—Compensation Elements—Deferred Compensation Plan” for a discussion of the Logitech Inc. U.S. Deferred Compensation Plan, effective January 1, 2009, as amended and restated effective January 1, 2017.

Payments upon Termination or Change in Control
We have entered into agreements that provide for payments under certain circumstances in the event of termination of employment or service of our executive officers. These agreements include:

•	PSU, RSU, and PSO award agreements that provide for the accelerated vesting of the shares subject to the award agreements under certain circumstances described below.

•
Employment or other agreements with Bracken Darrell, Vincent Pilette, Joseph Sullivan and Marcel Stolk, under which each of them is entitled to receive a twelve or nine-month notice period or becomes subject to non-competition provisions if we terminate his employment or if he resigns.

Other than the agreements above, there are no agreements or arrangements for the payment of compensation to a named executive officer in the event of his involuntary termination with or without cause.
There are no agreements providing for payment of any consideration to any non-executive member of the Board of Directors upon termination of his or her services with the Company.
Change of Control Severance Agreements
Each of our executive officers had executed a change of control severance agreement with Logitech. These agreements have been terminated in compliance with the Minder Ordinance.
PSU and RSU Award Agreements
The treatment of equity upon termination of employment depends on the reason for termination and the employee’s age and length of service at termination.
Change of Control
The PSU and RSU award agreements for named executive officers provide for the acceleration of vesting of the equity awards subject to the award agreements if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination following a change of control:

•	All shares subject to the RSUs will vest;

•
100% of the shares subject to the PSUs granted in fiscal year 2014 will vest if the change of control occurred within one year after the grant date of the PSUs. If the change of control occurred more than one year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control; and

•	The time-based vesting of PSU awards based on the achievement of a non-GAAP Operating Margin metric will accelerate if the performance-based vesting conditions have been attained.
Death and Disability
If an employee dies or has a separation of service due to disability, all shares subject to the RSU will vest. For PSUs, if the separation of service occurs during the performance period, the employee or the employee’s estate receives a prorated number of the target shares based on the length of service during the performance period.
Retirement
For grants awarded in April 2017 or later, if an employee has a separation of service after meeting the age and service requirement, as applicable, all shares subject to the RSUs will continue to vest. For PSUs, if separation of service occurs during the performance period, the award continues to vest and the employee receives a prorated number of the actual earned shares at the regular vesting date based on the length of service during the performance period. The age and service requirement for the named executive officers is generally age 55 with at least ten years of service.
Tables of Potential Payments Upon Termination or Change in Control
The table below estimates the amount of compensation that would be paid in the event of an involuntary termination of a named executive officer without cause after a change in control, assuming that each of the terminations was effective as of March 31, 2017, subject to the terms of the PSO, PSU and RSU award agreements with each of the listed executive officers. As of December 2015, we do not have any cash payment related to termination of employment or change of control in compliance with the Minder Ordinance.
As of March 31, 2017, no compensation amounts were payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise.
The price used for determining the value of accelerated vesting of outstanding and unvested equity awards in the tables below was the closing price of Logitech’s shares on the Nasdaq Global Select Market on March 31, 2017, the last business day of the fiscal year, of $31.87 per share.
POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION
AFTER CHANGE IN CONTROL

Name	Value of Accelerated Equity Awards(1)
Guerrino De Luca	2,594,728
Bracken Darrell	25,429,742
Vincent Pilette	7,698,517
Marcel Stolk	3,364,149
L. Joseph Sullivan	4,913,159

(1)
Represents, as of March 31, 2017, the aggregate market value of shares underlying all unvested RSUs and PSUs, in each case held by the named executive officer as of March 31, 2017 that are subject to acceleration according to the terms of an equity award agreement. For the PSUs granted on April 15, 2014, as of March 31, 2017 the performance condition was at a level which would have produced a payout percentage of 150%; therefore, 150% of such value was attributed to the shares subject to such PSUs. For the PSUs granted April 15, 2016 based on Non-GAAP Operating Margin, the performance condition was achieved as of March 31, 2017; therefore, 100% of such value was attributed to the shares subject to such PSUs.

Compensation of Non-Employee Directors
For fiscal year 2017, the compensation of the members of the Board of Directors that are not Logitech employees, or non-employee directors, was determined by the Compensation Committee, consisting entirely of independent directors, and recommended to the full Board for approval.
The general policy is that compensation for non-employee directors should consist of a mix of cash and equity-based compensation. For fiscal year 2017, to assist the Compensation Committee in its annual review of director compensation, Compensia provided director pay practices and compensation data compiled from the annual reports and proxy statements of companies within our compensation peer group.
For fiscal year 2017, cash compensation of non-employee directors consists solely of annual retainers based on Board and committee service and payment for travel days in connection with attendance at Board meetings. Non-employee directors also receive an annual RSU grant based on a fixed market value. These annual RSU grants have generally been made on the day after our Annual General Meeting with a one-year vesting period.
Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors. Non-employee director compensation currently consists of the following elements:

	Amount (CHF)	Amount ($)(1)
Annual cash retainer	60,000	60,828
An additional annual cash retainer for the lead independent director	20,000	20,276
Annual retainer for the Audit Committee chair	40,000	40,552
Annual retainer for the Compensation Committee chair	40,000	40,552
Annual retainer for the Nominating Committee chair	11,000	11,152
Annual retainer for non-chair Audit Committee members	15,000	15,207
Annual retainer for non-chair Compensation Committee members	15,000	15,207
Annual retainer for Nominating Committee members	5,000	5,069
Annual RSU grant	150,000	152,070
Compensation for the number of travel days spent traveling to attend Board and committee meetings, per day rate	2,500	2,535
Reimbursement of reasonable expenses for non-local travel (business class)

(1)	Amounts in Swiss Francs were converted using the 12 month average (April 2016 to March 2017) exchange rate of 1 Swiss Franc to 1.0138 U.S. Dollars.
Non-employee Board members may elect to receive their Board fees in shares, net of withholdings at the market price on the date of the Annual General Meeting. Any such shares are to be issued under the 2006 Stock Incentive Plan.
The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2017 to continuing members of the Board of Directors who were not executive officers as of March 31, 2017. Because the table is based on Logitech’s fiscal year, and annual service for purposes of Board compensation is measured between the dates of Logitech’s Annual General Meetings, usually held in September each year, the amounts in the table do not necessarily align with the description of Board compensation above.

Information regarding compensation paid to and the option and stock awards held by Guerrino De Luca and Bracken Darrell, the members of the Board of Directors that are Logitech executive officers as of fiscal year-end 2017, are presented in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End Table, respectively.
NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2017

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Patrick Aebischer(3)	40,552	148,764	189,316
Edouard Bugnion(4)	74,768	152,581	227,349
Kee-Lock Chua(5)	46,465	—	46,465
Sally Davis(4)	130,273	152,581	282,854
Sue Gove(4)	96,311	151,373	247,684
Didier Hirsch	121,656	151,373	273,029
Neil Hunt	114,475	151,373	265,848
Dimitri Panayotopoulos(4)	76,035	152,581	228,616
Lung Yeh	89,975	151,373	241,347

(1)	Amounts in Swiss Francs were converted using the 12 month average (April 2016 to March 2017) exchange rate of 1 Swiss Franc to 1.0138 U.S. Dollars.

(2)
Amounts shown do not reflect compensation actually received by the director. Instead, the amount shown is the aggregate grant date fair value of stock-related awards in fiscal year 2017 computed in accordance with ASC Topic 718 -- Compensation -- Stock Compensation, disregarding forfeiture assumptions. The market value used to calculate the aggregate value for fiscal year 2017 was $28.61 or CHF 28.49 per share for Patrick Aebischer and $21.32 or CHF 21.20 per share for the other directors.

(3)	Patrick Aebischer was first elected as a director at the Annual General Meeting in September 2016.

(4)	Elected to receive their Board fees in shares.

(5)	Kee-Lock Chua did not stand for re-election as director at the Annual General Meeting in September 2016.

The following table presents additional information with respect to the equity awards held as of March 31, 2017 by members of the Board of Directors who were not executive officers as of fiscal year-end.
In 2010, Logitech began granting RSUs instead of stock options to continuing non-employee directors. The RSUs granted since fiscal year 2010 fully vest on approximately the one-year anniversary date of the grant.
The market value for stock options is calculated by taking the difference between the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year ($31.87 on March 31, 2017) and the option exercise price, and multiplying it by the number of outstanding options. The market value for RSUs is determined by multiplying the number of shares subject to the award by the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year.
Certain of the options as granted have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise price in the table below for such options is based on an exchange rate of 1 Swiss Franc to 0.9994 U.S. Dollars as of March 31, 2017.
OUTSTANDING EQUITY AWARDS FOR NON-EMPLOYEE DIRECTORS AT FISCAL 2017
YEAR-END

	Option Awards					Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price / Share ($)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Patrick Aebischer	02/08/17	—	—	—	—	5,200	165,724
Edouard Bugnion	09/08/16	—	—	—	—	7,100	226,277
Sally Davis	06/20/07	30,000	—	34.42(2)	—	—	—
	09/08/16	—	—	—	—	7,100	226,277
Sue Gove	09/08/16	—	—	—	—	7,100	226,277
Didier Hirsch	09/08/16	—	—	—	—	7,100	226,277
Neil Hunt	09/08/16	—	—	—	—	7,100	226,277
Dimitri Panayotopoulos	09/08/16	—	—	—	—	7,100	226,277
Lung Yeh	09/08/16	—	—	—	—	7,100	226,277

(1)	Unless otherwise indicated, the shares subject to these stock awards vest in full on the first anniversary of the grant date.

(2)	The exercise price of the option as granted is 34.45 Swiss Francs per share.

Equity Compensation Plan Information
The following table summarizes the shares that may be issued upon the exercise of options (including PSOs and PPOs), RSUs, PSUs, and other rights under our employee equity compensation plans as of March 31, 2017. These plans include the 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.) (together, the “ESPPs”), 2006 Stock Incentive Plan and 2012 Stock Inducement Equity Plan. The table also includes shares that may be issued upon the exercise of outstanding options under the 1996 Stock Plan (this plan terminated in 2006).

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		(b) Weighted Average Exercise Price of Oustanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity Compensation Plans Approved by Security Holders	7,529,941	(2)	$24	17,626,037
Equity Compensation Plans Not Approved by Security Holders	1,700,000	(3)	$14	—
Total	9,229,941		$18	17,626,037

(1)	The weighted average exercise price is calculated based solely on outstanding options.

(2)
Includes options and rights to acquire shares outstanding under our 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.), 2006 Stock Incentive Plan and 1996 Stock Plan (which plan terminated in 2006).

(3)	Includes options and rights to acquire shares outstanding under our 2012 Stock Inducement Equity Plan adopted under the Nasdaq rules.
2012 Stock Inducement Equity Plan
Under the 2012 Stock Inducement Equity Plan, stock options and RSUs may be granted to eligible employees to serve as inducement material to enter into employment with the Company. Awards under the 2012 Stock Inducement Equity Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria, based on individual written employment offer letters. The 2012 Stock Inducement Equity Plan has an expiration date of March 31, 2022. As of March 31, 2017, an aggregate of 1,800,000 shares was reserved for issuance under the 2012 Stock Inducement Equity Plan. As of March 31, 2017, no shares were available for issuance under this plan.
2006 Stock Incentive Plan
The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors of stock options, stock appreciation rights, restricted stock, and restricted stock units. As of March 31, 2017, Logitech has granted stock options (including PSOs), RSUs, and PSUs under the 2006 Stock Incentive Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Stock Incentive Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Stock Incentive Plan may be conditioned on continued employment, the passage of time, or the satisfaction of performance vesting criteria. As of March 31, 2017, an aggregate of 30.6 million shares is reserved for issuance under the 2006 Stock Incentive Plan. As of March 31, 2017, a total of 11,155,746 shares were available for issuance under this plan.

1996 Stock Plan
Under the 1996 Stock Plan, Logitech granted options for shares. Options issued under the 1996 Stock Plan generally vest over four years and remain outstanding for periods not to exceed ten years. Options were granted at exercise prices of at least 100% of the fair market value of the shares on the date of grant. Logitech made no grants of restricted shares, stock appreciation rights, or stock units under the 1996 Stock Plan. No further awards will be granted under the 1996 Stock Plan.
Each option issued under the 1996 Stock Plan entitles the holder to purchase one share of Logitech International S.A. at the exercise price.
Employee Share Purchase Plans
Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.), or 2006 ESPP, and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.), or 1996 ESPP. The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. During each offering period, payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. A total of 29 million shares have been reserved for issuance under both the 1996 and 2006 ESPPs. As of March 31, 2017, a total of 6,470,291 shares were available for issuance under these plans.
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